UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

    ☐  Preliminary Proxy Statement

    ☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

   ☒  Definitive Proxy Statement

    ☐  Definitive Additional Materials

    ☐  Soliciting Material Pursuant to Section 240.14a-12

AMERICAN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AMERICAN FINANCIAL GROUP, INC.

2019

American Financial Group, Inc. Annual Meeting of Shareholders

Meeting Notice
Proxy Statement

Notice of 2019 Annual
Meeting of Shareholders

Cincinnati, Ohio
April 5, 2019

Dear Shareholder:

We invite you to attend our annual meeting of shareholders on Wednesday, May 22, 2019, in Cincinnati, Ohio for the following purposes:

1.	To elect 12 directors;
2.	To ratify our independent registered public accounting firm; and
3.	To approve on an advisory basis our named executive officer compensation.

Shareholders will also transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission “notice and access” rules. As a result, we are mailing to most of our shareholders a notice instead of a paper copy of this proxy statement and our 2018 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also instructs you on how to submit your proxy over the Internet. We believe that continuing to employ this distribution process allows us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of our annual meeting. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

We want your shares to be represented at the meeting and urge you to vote using our Internet or telephone voting systems or by promptly returning a properly completed proxy card.

Karl J. Grafe
Vice President and Secretary

ANNUAL MEETING OF SHAREHOLDERS

AMERICAN FINANCIAL GROUP, INC.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202

In connection with the annual meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives. If you plan to attend the meeting in person, we ask that you register on or before Monday, May 20, 2019.

This booklet includes the formal notice of the annual meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the annual meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

The approximate availability date of the proxy statement and the proxy card is April 6, 2019. Your vote is important. Whether or not you plan to attend the annual meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the annual meeting provided that you comply with the procedures set forth in the proxy statement which accompanies this notice of annual meeting of shareholders. If you attend the annual meeting, you may either vote by proxy or vote in person.

Without instructions from the beneficial owner, a broker, bank or other nominee is not permitted to vote on the election of directors or the advisory resolution to approve named executive officer compensation. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you vote your shares, your shares will not be voted regarding these proposals.

We encourage you to read the proxy statement and vote your shares as soon as possible.

AMERICAN FINANCIAL GROUP, INC.
2019 Proxy Statement – Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

General Information	Items to be Voted On

Meeting: Annual Meeting of Shareholders Date: May 22, 2019 Time: 11:00 a.m. Eastern Time Location: Great American Insurance Group Tower, 18th Floor, 301 East Fourth Street, Cincinnati, Ohio Record Date: March 27, 2019 Common Shares Entitled to Vote: 89,636,213 shares Stock Symbol: AFG Exchange: NYSE State of Incorporation: Ohio Corporate Website: www.AFGinc.com	1.	Election of 12 Directors

Director Nominees:

Carl H. Lindner III
S. Craig Lindner
Kenneth C. Ambrecht (Independent)
John B. Berding
Joseph E. (Jeff) Consolino
Virginia “Gina” C. Drosos (Independent)
James E. Evans
Terry S. Jacobs (Independent)
Gregory G. Joseph (Independent)
Mary Beth Martin (Independent)
William W. Verity (Independent)
John I. Von Lehman (Independent)

	2.	Ratification of Independent Registered Public Accounting Firm

	3.	Advisory Vote to Approve Compensation of Named Executive Officers (“Say-on-Pay”)

References to our website in this proxy statement are for informational purposes only, and the information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this proxy statement.

Corporate Governance	Company Communications

Director Term: One year

Director Election Standard: Majority vote

Board Meetings in 2018: 6

Board Committees (Meetings in 2018):
Audit (8), Compensation (3), Governance (4)

Corporate Governance Materials: www.AFGinc.com - About Us
Company Secretary: By mail to:

Karl J. Grafe Vice President, Assistant General Counsel & Secretary American Financial Group, Inc. Great American Insurance Group Tower 301 East Fourth Street, 27th Floor Cincinnati, Ohio 45202

Board: By mail to the care of the Company Secretary at the above address or to the Lead Independent Director as follows:

Gregory G. Joseph Lead Independent Director American Financial Group, Inc. Great American Insurance Group Tower 301 East Fourth Street Cincinnati, Ohio 45202

i

Proxy Statement

ii

Information about the Annual Meeting and Voting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to
Be Held on Wednesday, May 22, 2019. The Proxy Statement and Annual Report to Shareholders and
Form 10-K (the “Proxy Materials”) are available at www.AFGinc.com.

Why did I receive these proxy materials?

You received these proxy materials because you are a shareholder of the Company. The Board is providing these proxy materials to you in connection with our annual meeting to be held on May 22, 2019. As a shareholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all shareholders to attend the annual meeting and vote in person, the Board is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal designation of another person (“proxy”) to vote the common shares you own at the annual meeting in the manner that you direct. By completing and returning the proxy card(s), which identifies the individuals authorized to act as your proxy, you are giving each of those individuals the authority to vote your common shares as you have instructed. By voting via proxy, each shareholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “street name”), you will receive your proxy card and other voting information from your broker, bank, trust, or other nominee. It is important that you complete, sign, date, and return each proxy card you receive, or vote using the telephone, or by using the Internet (as described in the instructions included with your proxy card(s) or in the notice).

Why didn’t I receive paper copies of the proxy materials?

As permitted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. We believe this delivery method expedites your receipt of materials, while also lowering costs and reducing the environmental impact of our annual meeting. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and how to vote online.

If you received a notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The notice has been mailed to shareholders on or about April 6, 2019, and provides instructions on how you may access the proxy materials on the Internet.

What is the record date and what does it mean?

The Board established March 27, 2019 as the record date for the annual meeting of shareholders to be held on May 22, 2019. Shareholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

What is the difference between a “registered shareholder” and a “street name shareholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with American Stock Transfer & Trust Company, our transfer agent, you are a “registered shareholder.” If your common shares are held in the name of a broker, bank or other nominee as a custodian, you are a “street name shareholder.”

How many common shares are entitled to vote at the annual meeting?

As of the record date, there were 89,636,213 common shares outstanding and eligible to vote.

Who may attend the annual meeting?

All shareholders are eligible to attend the annual meeting. However, only those shareholders of record at the close of business on March 27, 2019 are entitled to vote at the annual meeting.

How do I attend the annual meeting?

We ask that you register to attend the annual meeting on or before Monday, May 20 by contacting our Investor Relations Department by phone at 513-579-6739 or by email at AFGInvestorRelations@amfin.com.

When you arrive at the annual meeting, you will check in at the registration table. Everyone attending the annual meeting should bring a photo ID. If your shares are registered in the name of a bank, broker, or other holder of record, please also bring documentation of your stock ownership (such as a brokerage statement) as of the record date, March 27, 2019.

2019 Proxy Statement | General Information	1

If you do not register in advance, you may still be admitted if you present a photo ID along with your proxy card, brokerage statement, or other documentation of stock ownership.

How many votes must be present to hold the annual meeting?

A majority of the Company’s outstanding common shares as of the record date must be present in order for us to hold the annual meeting. This is called a quorum. Broker “non-votes” and abstentions are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner.

What vote is required to approve each proposal?

Shareholders are entitled to one vote per common share on all matters submitted for consideration at the annual meeting. The affirmative vote of a majority of the common shares represented in person or by proxy at the annual meeting is required for the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and approval of the advisory resolution to approve named executive officers’ compensation.

Abstentions and broker non-votes will not count as a vote for or against any of these proposals.

What if a nominee for director fails to receive more votes in favor of election than votes against election?

Nominees for director in uncontested elections must receive more votes in favor of election than votes against election. If a nominee fails to receive more votes in favor than votes against election, our Regulations require the nominee to promptly tender his or her resignation to the Board. Our Corporate Governance Committee will review and make a recommendation to the full Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will then decide whether to accept or reject the resignation, taking into account the Corporate Governance Committee’s recommendation. The determination of our Board of Directors and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our meeting. If the incumbent director’s resignation is not accepted by our Board of Directors, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors may fill any resulting vacancy or decrease the size of the Board of Directors.

Where will I be able to find voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

How do I vote my common shares?

(1)  Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your notice or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)  By Telephone: Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.

(3)  By Mail: Request, complete and return a paper proxy card, following the instructions on your notice.

(4)  In Person: Attend the annual meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted, or you may request the record holder to issue you a proxy covering your shares.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s Secretary, at the address set forth above under “2019 Proxy Statement – Summary – Company Communications” or by voting in person at the meeting.

2019 Proxy Statement | General Information	2

What if I hold shares through the Company’s 401(k) Retirement and Savings Plan?

If you are a participant in the Company’s 401(k) Retirement and Savings Plan (RASP) with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of common shares attributed to your RASP account balance, calculated as of the record date. In order for your RASP shares to be voted in your discretion, you must vote at least three business days prior to the day of the meeting (by the end of the day on May 17, 2019) either by Internet, telephone, or returned properly signed proxy card. If you choose not to vote or if you return an invalid or unvoted proxy card, the Administrative Plan Committee, consisting of three current or former senior officers of the Company, will vote your RASP shares in the Committee’s sole discretion. Plan participants’ votes will be processed by the plan trustee and will not be disclosed to the Company.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted as the Board recommends.

What if my common shares are held in “street name” through a broker, bank or other nominee?

If your common shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how you would like to vote your shares by using the written instruction form and envelope provided by such entity. If you do not provide instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker, bank or other nominee may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker, bank or other nominee has not received voting instructions from its customers, the shares cannot be voted on the matter and a “broker non-vote” occurs. Proposal 2 (Ratification of Independent Registered Public Accounting Firm) is the only routine matter on this year’s ballot to be voted on by the shareholders. Proposals 1 and 3 are not considered routine matters under the NYSE rules. This means that brokers, banks or other nominees may not vote your common shares on such proposals if you have not given specific instructions as to how to vote. Please give specific voting instructions to your broker, bank or other nominee so that your votes can be counted. If you hold your common shares in the name of your broker, bank or other nominee and wish to vote in person at the annual meeting, you must request from such entity a document called a “legal proxy.” You must bring this legal proxy to the annual meeting in order to vote in person.

What are the Board’s recommendations on how I should vote my common shares?

The Board recommends that you vote your common shares as follows:

•	“FOR” the election of the 12 nominees proposed for the Board of Directors;
•	“FOR” the ratification of the Company’s independent registered public accounting firm; and
•	“FOR” the approval, on an advisory basis, of compensation of our named executive officers as disclosed in this proxy statement.

Do I have an opportunity to cumulate my votes for director nominees?

Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Shareholders of the Company have cumulative voting rights in the election of directors if certain conditions are met. In order for cumulative voting to apply, notice of cumulative voting must be given in writing to the Company’s Corporate Secretary not less than 48 hours before the time fixed for the holding of the meeting. As of the date of this proxy statement, the Company has not received a notice from any shareholder requesting cumulative voting. If proper notice of cumulative voting is received by the Company, the 12 nominees who receive the greatest number of votes will be elected, subject to the tender of resignation and related procedures set forth above with respect to incumbent directors who fail to receive more votes in favor than votes withheld. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors. If cumulative voting is in effect with respect to the election of directors, the named proxies reserve the right to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their sole discretion, except that shareholders’ votes will not be cast for a nominee as to whom such shareholder instructs that such votes be cast “AGAINST” or “ABSTAIN.”

2019 Proxy Statement | General Information	3

Proposals

Proposal No. 1 – Election of 12 Directors

The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated 12 individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than 12 nominees. Each nominee brings a strong and unique background and set of qualifications to the Board, giving the Board as a whole competence and experience in a wide variety of areas central to the Company’s businesses, including corporate governance and board service, executive management and entrepreneurial experience and insurance, finance, legal and accounting expertise.

The nominees for election to the Board of Directors are as follows:

Carl H. Lindner III Age: 65 Director Since: 1991
Mr. Lindner has been Co-Chief Executive Officer since January 2005, and since 1996, he has served as Co-President of the Company. Until 2010, for over ten years, Mr. Lindner served as President, and since 2010, Mr. Lindner has served as Chairman of Great American Insurance Company, a subsidiary of the Company, and has been principally responsible for the Company’s property and casualty insurance operations. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core property and casualty insurance businesses, makes his service on the Board of Directors extremely beneficial to the Company.

S. Craig Lindner Age: 64 Director Since: 1985
Mr. Lindner has been Co-Chief Executive Officer since January 2005, and since 1996, he has served as Co-President of the Company. Mr. Lindner served as President of Great American Financial Resources, Inc., a subsidiary of the Company, for more than ten years prior to 2018 when he was elected Chief Executive Officer and has been principally responsible for the Company’s annuity operations. Until 2011, for over ten years, Mr. Lindner served as President of American Money Management Corporation (“AMMC”), a subsidiary that provides investment services for the Company and certain of its affiliated companies, and Mr. Lindner continues to be primarily responsible for the Company’s investment portfolio. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core annuity operations and the Company’s investment portfolio, makes his service on the Board of Directors extremely beneficial to the Company. Mr. Lindner and Carl H. Lindner III are brothers.

2019 Proxy Statement | Proposals	4

Gregory G. Joseph Lead Independent Director Since: 2019 Age: 56 Director Since: 2008 Board Committees: Audit (Chair)
Mr. Joseph, an attorney, has been an executive and a principal of various automotive retailers in the Greater Cincinnati, Ohio area known as the Joseph Automotive Group for more than five years. Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private university located in Cincinnati, Ohio. He served on the board of directors of Infinity Property & Casualty Corporation, an insurance company primarily offering personal automobile insurance which was purchased by Kemper Corp. in 2018, from 2003 to 2008, the last two years as the lead director. Mr. Joseph’s service as a lead director of a publicly traded provider of insurance products provided him with significant knowledge of and experience in the business operations of a publicly-traded insurance holding company, which is beneficial to the Company in light of the many issues applicable to the insurance industry. Additionally, Mr. Joseph’s extensive background and experience at public and private businesses enable him to provide to the Board insights and advice on the broad variety of situations and issues that the Board faces.

Kenneth C. Ambrecht Age: 73 Director Since: 2005 Board Committees: Compensation Corporate Governance
Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. For more than five years, Mr. Ambrecht has been a member of the Boards of Directors of Spectrum Brands, Inc., a global consumer products company, and Fortescue Metals Group Limited, an Australian mining company. He previously served on the Board of Directors of Dominion Petroleum Ltd., a Bermuda oil and gas reserves company, and Great American Financial Resources, Inc. The Board believes that Mr. Ambrecht’s knowledge and experience in the areas of corporate finance, capital markets, capital structures and investment portfolio management benefit the Company in light of its businesses.

John B. Berding Age: 56 Director Since: 2012
Mr. Berding was elected President of AMMC in January 2011. Prior to his election as President, he held a number of investment-related executive positions with AMMC and other AFG subsidiaries, most recently serving as Executive Vice President of AMMC since 2009. Mr. Berding has over 30 years of experience as an investment professional, and he has spent his entire career with the Company and its affiliates. The Board values Mr. Berding’s knowledge of financial markets and investment management as well as his specific knowledge of the Company’s investment portfolio and strategy and has determined that his ability to contribute his experience on a constant basis as a member of the Board are invaluable to the Company.

2019 Proxy Statement | Proposals	5

Joseph E. (Jeff) Consolino Age: 52 Director Since: 2012
Mr. Consolino joined the Board of Directors in December 2012 and became Executive Vice President and Chief Financial Officer of the Company in February 2013. From February 2013 until its acquisition by the Company in November 2016, he served as Chairman of the Board of the Company’s majority-owned subsidiary, National Interstate Corporation. In December 2015, Mr. Consolino was appointed to serve as Chairman of the Board of Neon Capital Limited, a subsidiary of the Company which operates a syndicate at Lloyd’s of London. Prior to joining the Company, Mr. Consolino served as President and Chief Financial Officer of Validus Holdings, Ltd., a Bermuda-based property and casualty (re)insurance company. Mr. Consolino also served as Chief Executive Officer, President and founding Director of PαCRe Ltd., a Bermuda-based underwriter of top-layer property catastrophe (re)insurance during his time as an executive officer of Validus through December 2015, when PαCRe Ltd. ceased operations and returned all capital to its shareholders. Prior to joining Validus in March 2006, Mr. Consolino served as a managing director in Merrill Lynch’s investment banking division. While at Merrill Lynch, Mr. Consolino specialized in insurance company advisory and financing transactions. He currently serves as a director of AmWINS Group, Inc., a wholesale insurance broker based in Charlotte, North Carolina. Until 2015, Mr. Consolino served on the boards of directors of Validus and PαCRe Ltd and also previously served as a member of the Board of Overseers of the School of Risk Management at St John’s University. The Board believes that Mr. Consolino’s experience serving as president and chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company, knowledge of its operations and his over 25 years of experience in insurance-related financial matters give him unique qualifications to serve as a member of the Board.

Virginia “Gina” C. Drosos Age: 56 Director Since: 2013 Board Committees: Audit Corporate Governance
Ms. Drosos began serving as Chief Executive Officer of Signet Jewelers Limited, a specialty retail jeweler, in August 2017, after having served on the Board of Directors of the company for more than five years. She previously served as Chief Executive Officer, from 2014-2017, and President, from 2013-2017, of Assurex Health, a personalized medicine company specializing in pharmacogenomics for neuropsychiatric and other disorders. Beginning in 1987, Ms. Drosos worked for the Procter & Gamble Company, a leading multinational manufacturer of consumer packaged goods. During her 25-year career at Procter & Gamble, she held numerous positions of increasing responsibility, including as Group President of Global Female Beauty, Beauty and Grooming from 2010 until August 2011 and most recently as Group President, Global Beauty Care, until her retirement from the company in September 2012. As a current chief executive officer of a public company and as a former executive at one of the world’s leading consumer packaged goods organizations, Ms. Drosos brings valuable skills and insights to the Company. She possesses a broad background in strategic, business and financial planning and operations, both nationally and internationally.

2019 Proxy Statement | Proposals	6

James E. Evans Age: 73 Director Since: 1985
Mr. Evans has served as an Executive Consultant to the Company since 2014. From 1994 through 2013, Mr. Evans served as Senior Vice President of the Company, and he also served as General Counsel until March 2012 when he was elected Executive Counsel. Prior to that, he served as Vice President and General Counsel of American Financial Corporation, the predecessor to AFG, beginning in 1976. Mr. Evans also previously served on the Boards of Directors of The Penn Central Corporation, Citicasters, Inc. and other companies affiliated with the Company. He began his career in the private practice of law with Keating Muething & Klekamp PLL in 1971. The Board believes that Mr. Evans’ many years of experience with complex legal and business issues involving the Company specifically, as well as his legal and business expertise generally, render his Board service invaluable to the Company.

Terry S. Jacobs Age: 76 Director Since: 2003 Board Committees: Compensation (Chair) Audit
Mr. Jacobs has served as Chairman and CEO of The JFP Group, LLC, a real estate development company, since September 2005. From its founding in 1996 until September 2005, Mr. Jacobs was Chairman of the Board and CEO of Regent Communications, Inc., a public holding company in the radio broadcasting business. From September 2010 through September 2015, he served as non-executive Chairman of the Board of Adelante Media Group, LLC, a private company which owns and operates radio and television stations and specializes in Spanish language programming. Mr. Jacobs is a Fellow of the Casualty Actuarial Society, a professional organization focused on applying actuarial science to property, casualty and similar risk exposures and is a Member of the American Academy of Actuaries. In 2009, receivers were appointed to administer two commercial real estate development projects, since sold, that were owned or managed by JFP Group, LLC or its affiliates. Mr. Jacobs’ principal executive officer experience qualifies him for membership on the Company’s Board and as an “audit committee financial expert” under SEC guidelines. In his career, Mr. Jacobs has significant chief executive officer experience and has held board positions for 10 public companies, six private companies and nine charitable organizations. Mr. Jacobs has significant experience in understanding and critically assessing risks in the property and casualty insurance industry, which the Board believes is valuable to the Company.

Mary Beth Martin Age: 56 Director Since: 2019
Ms. Martin has served as the Executive Director of the Farmer Family Foundation in Cincinnati, Ohio for the past 12 years. In that role, she manages the organization’s philanthropic goals and objectives, and oversees grant investments. For over 20 years, Ms. Martin previously served in the banking and commercial real estate industries where she led commercial real estate, private bank, trust, and asset management groups at regional banking institutions. Ms. Martin is active in her community and currently serves on the Board of Directors of a number of charitable organizations, including Accelerate Great Schools, where she also serves as Secretary and Treasurer, Music Hall Revitalization Corporation, Teach for America Southwest Ohio and Ohio Excels. The Board believes that Ms. Martin’s management experience in various sectors as well as her financial, investment and commercial real estate experience will significantly benefit the Board of Directors.

2019 Proxy Statement | Proposals	7

William W. Verity Age: 60 Director Since: 2002 Board Committees: Corporate Governance (Chair) Compensation
Mr. Verity has been President of Verity Investment Partners, an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. Previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components and worked as an associate in corporate finance at Alex. Brown & Sons, an investment bank, from 1985 to 1987. He previously served on the Board of Directors of Chiquita Brands International, Inc., an international food products marketer and distributor. Mr. Verity’s position as the principal executive officer of a privately held company and his over ten years of executive and Board experience with complex asset management issues, qualify him for membership on the Company’s Board and Corporate Governance and Compensation Committees. In addition, Mr. Verity’s executive consulting experience provides him with insight into high-level corporate governance, executive compensation matters and business management matters, all of which the Company and the Board deal with on a regular basis.

John I. Von Lehman Age: 66 Director Since: 2008 Board Committees: Audit Corporate Governance
Mr. Von Lehman began his career as a certified public accountant for Haskins & Sells, a predecessor of Deloitte, LLP. For more than five years until his retirement in 2007, Mr. Von Lehman served as Executive Vice President, Chief Financial Officer, Secretary and a director of The Midland Company, an Ohio-based provider of specialty insurance products (“Midland”). He served on the Board of Directors and as Chairman of the Audit Committee of Ohio National Mutual Funds until December 31, 2016 and is involved with several Cincinnati-based charitable organizations. Mr. Von Lehman’s 18 years of service as CFO and director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Von Lehman’s position at Midland provided him with significant knowledge of and experience in property and casualty insurance operations, investment portfolio oversight, capital management and allocation and public company financial statement preparation. In his capacity as a certified public accountant and Chief Financial Officer of Midland, Mr. Von Lehman developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and which qualify him as an “audit committee financial expert” under SEC guidelines. The depth in his understanding of internal control over financial reporting and risk assessment skills that evolved in his experience with Midland constitute attributes that the Board believes benefit the Company in light of its businesses.

The Board of Directors recommends that shareholders vote FOR the election of these 12 nominees as directors.

2019 Proxy Statement | Proposals	8

Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm

The Company’s Audit Committee Charter requires that the Audit Committee appoint annually an independent registered public accounting firm to serve as auditors. In February 2019, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2019.

Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration but may determine to continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company whether or not the shareholders ratify the appointment.

Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2019.

Audit Fees and Non-Audit Fees

The following table presents fees for professional services performed by Ernst & Young for the years ended December 31, 2018 and December 31, 2017.

	2018	2017
Audit fees (1)	$8,597,000	$8,373,000
Audit related fees	—	—
Tax fees (2)	628,000	736,000
All other fees (3)	402,000	757,000
Total	$9,627,000	$9,866,000
(1)	These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews.
(2)	These fees relate primarily to tax compliance engagements for preparation and review of foreign tax returns and certain collateralized loan obligations, in addition to other tax advisory services.
(3)	These fees relate primarily to agreed-upon procedure engagements for certain collateralized loan obligation structures managed by AFG.

Proposal No. 3 – Advisory Vote on Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly referred to as “Say-on-Pay”). Our practice, which our shareholders re-approved on an advisory basis by a vote of over 89% of votes cast at the 2017 annual meeting, is to conduct this non-binding vote on an annual basis.

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return. Shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

2019 Proxy Statement | Proposals	9

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

2019 Proxy Statement | Proposals	10

Company Information

Management

The directors, nominees for director and executive officers of the Company are as follows. Ages are provided as of March 31, 2019.

	Age	Position	Director or Executive Since

Carl H. Lindner III	65	Co-Chief Executive Officer, Co-President and Director	1979
S. Craig Lindner	64	Co-Chief Executive Officer, Co-President and Director	1980
Kenneth C. Ambrecht	73	Director	2005
John B. Berding	56	President of American Money Management Corporation and Director	2012
Joseph E. (Jeff) Consolino	52	Executive Vice President, Chief Financial Officer, Chairman of the Board of Neon Capital Limited and Director	2012
Gregory G. Joseph	56	Lead Independent Director	2008
Virginia “Gina” C. Drosos	56	Director	2013
James E. Evans	73	Director	1976
Terry S. Jacobs	76	Director	2003
Mary Beth Martin	56	Director	2019
William W. Verity	60	Director	2002
John I. Von Lehman	66	Director	2008
Michelle A. Gillis	50	Senior Vice President and Chief Administrative Officer	2013
Vito C. Peraino	63	Senior Vice President and General Counsel	2012

Michelle A. Gillis was elected Senior Vice President and Chief Administrative Officer of the Company in March 2013 after serving as Vice President of the Company since 2011. In her current roles, Ms. Gillis has responsibilities for Human Resources, Corporate Communications, Real Estate and various shared service areas. She also serves on the Board of Directors of Great American Insurance Company. Since joining the Company in 2004 through 2011, Ms. Gillis has held various senior human resource management positions with the Company, most recently as Vice President of Great American Insurance Company. Previously, Ms. Gillis spent several years in senior human resources roles in the financial services sector. Ms. Gillis holds an active accreditation as Senior Professional in Human Resources (SPHR) from the Human Resources Certification Institute.

Vito C. Peraino was elected Senior Vice President and General Counsel of the Company in March 2012. He previously served as Senior Vice President of Great American Insurance Company since 2002 and Assistant General Counsel of Great American Insurance Company since 2004. Through September 2014, he also served on the Board of Directors of the Company’s subsidiary, National Interstate Corporation. Since joining Great American Insurance Company in 1999, Mr. Peraino has held various executive claims management positions. Previously, Mr. Peraino spent several years in private practice and has represented various insurance industry entities as an attorney since 1981.

Information regarding all nominees for director and directors is set forth beginning on page 4 under “Proposals — Proposal No. 1 — Elect 12 Directors.”

2019 Proxy Statement | Company Information	11

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of common shares by each of the Company’s directors and the named executive officers and by all directors and executive officers of the Company as a group. The table also includes those who are known by the Company to own beneficially more than 5% of the issued and outstanding common shares. Except as otherwise provided below, information in the table is as of March 15, 2019 and, to the Company’s knowledge all common shares are beneficially owned, and investment and voting power is held solely by the persons named as owners. The addresses of Carl H. Lindner III, S. Craig Lindner and Edyth B. Lindner are 301 East Fourth Street, Cincinnati, Ohio, 45202.

Name of Beneficial Owner/Group	Common Shares Beneficially Owned (1)	Percent of Class (* means less than 1%)
Directors and Named Executive Officers
Carl H. Lindner III (2)	6,552,816	7.3%
S. Craig Lindner (3)	5,637,328	6.3%
Kenneth C. Ambrecht	34,164	*
John B. Berding (4)	195,469	*
Joseph E. (Jeff) Consolino	206,432	*
Virginia “Gina” C. Drosos	7,641	*
James E. Evans	142,805	*
Terry S. Jacobs	2,700	*
Gregory G. Joseph (5)	103,471	*
Mary Beth Martin	0	*
William W. Verity	6,399	*
John I. Von Lehman	9,327	*
Michelle A. Gillis	78,477	*
Vito C. Peraino (6)	98,151	*
All Directors and Executive Officers as a group (14 persons) (7)	10,772,107	11.9%
Other Beneficial Owners of More than 5% of the Common Shares
Edyth B. Lindner (8)	5,873,812	6.6%
BlackRock, Inc. (9)	8,677,040	9.7%
The Vanguard Group (10)	7,315,521	8.2%
(1)	Includes the following numbers of shares that may be acquired within 60 days of March 14, 2019 through the exercise of options held by such person: Carl H. Lindner III – 190,000; S. Craig Lindner – 190,000; John B. Berding – 138,588; Joseph E. (Jeff) Consolino – 10,000; and Michelle A. Gillis – 42,000. Shares held in the Company’s 401(k) Retirement and Savings Plan (RASP) and detailed in footnotes (3) and (4) are provided as of March 8, 2019. For Mr. Berding, shares owned excludes shares held in the RASP, for which each serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.
(2)	Includes 2,561,479 shares held in his trust over which he holds voting and dispositive power; 393,162 shares held by a trust over which his spouse has voting and dispositive power; 908,480 shares held in a limited liability company over which shares he holds dispositive power; 2,324,600 shares owned by a limited liability company over which he shares voting and dispositive power with S. Craig Lindner; and 145,095 shares held in two charitable foundations over which he and/or his spouse have or share voting and dispositive power.
(3)	Includes 2,397,809 shares held in his trust over which he has voting and dispositive power; 34.440 shares held in the RASP; 113,229 shares held by a trust over which his spouse has voting and dispositive power; 2,324,600 shares owned by a limited liability company over which he shares voting and dispositive power with Carl H. Lindner III; 351,798 shares held by a charitable foundation over which he shares voting and dispositive power with Edyth B. Lindner; and 225,452 shares held by a charitable foundation over which he shares voting and dispositive power with his spouse.
(4)	Common shares include 1,413 shares held in the RASP and 233 shares held by a family trust.
(5)	Includes 64,999 shares held by companies in which he is a shareholder and for which he serves as an executive officer or director and 3,000 shares held by a family partnership in which he holds a 25% interest.
(6)	Includes 19,558 shares held by spouse.
2019 Proxy Statement | Company Information	12

(7)	Shares held by all directors, nominees and executive officers as a group is calculated by counting shares over which Carl H. Lindner III and S. Craig Lindner share voting and dispositive power only once.
(8)	Includes 5,522,014 shares held in her trust over which she has voting and dispositive power. Also includes 351,798 shares held in a charitable foundation over which she shares voting and dispositive power with S. Craig Lindner.
(9)	Based solely on information contained in a Schedule 13G amendment filed with the SEC on January 24, 2019 by BlackRock, Inc. reporting sole voting power of 7,855,079 shares and sole dispositive power of 8,677,040 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY, 10055.
(10)	Based solely on information contained in a Schedule 13G amendment filed with the SEC on February11, 2019 by The Vanguard Group reporting sole voting power of 49,722 shares, shared voting power of 17,054 shares, sole dispositive power of 7,315,521 shares and shared dispositive power of 61,756 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.
2019 Proxy Statement | Company Information	13

Corporate Governance

Corporate Governance Summary

Our corporate governance framework reinforces our goal of building long-term sustainable value for shareholders.

Board Independence and Leadership	•	The Board has determined that a majority of our directors and nominees are independent under our independence standards and the New York Stock Exchange listing standards.
•
We have a lead independent director empowered with broadly defined authorities and responsibilities who also serves as Chairman of our Audit Committee, responsible for overseeing our accounting and financial reporting processes, audits of the financial statements, and internal controls over financial reporting.

	•	Independent directors regularly (at least quarterly) hold executive sessions, which are chaired by our lead independent director.
Accountability to Shareholders	•	All of our directors are elected annually.
	•	Our directors are elected by a majority voting standard in uncontested elections.
Board Composition and Evaluation	•	Our Board consists of directors with a diverse mix of skills, experience and background.
	•	Our Board and Board committees each undertake a robust annual self-evaluation.
Board Committees	•	We have three Board committees—Audit, Compensation and Nominating and Governance.
	•	Each Board committee is composed entirely of independent directors under our independence standards and the New York Stock Exchange listing standards.
Director and Officer Stock Ownership	•	Our independent directors are required to own shares of our stock having a value of at least five times their annual cash retainer.
	•	Each Co-CEO is required to own five times his base salary in Company shares.
	•	All other named executive officers as well as Company senior management (approximately 40 persons) must own one times his or her base salary in Company shares.
	•	Our executive officers and directors as a group own a substantial percentage of our outstanding common stock which directly aligns our executive officers and directors with our other shareholders.
Compensation Governance	•	Our fully independent Compensation Committee oversees all aspects of our named executive compensation program.
	•	We structure a large portion of our named executive officers’ compensation to be performance based.
	•	We have an annual shareholder advisory vote to approve named executive officer compensation.
	•	We do not maintain employment agreements or agreements to pay severance upon a change in control with any of our executive officers.
Ethics and Corporate Responsibilities	•	Our Code of Ethics, which applies to all officers, employees and directors, is disclosed on our website.
	•	We have an active and robust ethics and compliance program, which includes required regular employee training.
	•	We are committed to corporate responsibility and sustainability and report on our efforts through our website.

2019 Proxy Statement | Corporate Governance	14

Board of Directors and Committees

There are 12 members on the Board of Directors. The Board met 6 times during 2018. No director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2018. The members of the Board are expected to be present at the annual meeting. All of the Directors attended last year’s annual meeting.

Committees of the Board

The committees of the Board consist of the Audit Committee, Compensation Committee and Governance Committee. Each committee is governed by a charter that defines its role and responsibilities and are available on the Company’s website at www.AFGinc.com under “About Us—Leadership and Governance – Board Committees.” A printed copy of these charters may be obtained by shareholders upon written request addressed to the Company’s Secretary, at the address set forth under “2019 Proxy Statement – Summary – Company Communications.”

The Compensation Committee acts on behalf of the Board of Directors and, by extension, the shareholders to monitor adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Compensation Committee also acts as the oversight committee with respect to the Company’s stock incentive plans, bonus plans covering senior executive officers and deferred compensation plans. In overseeing those plans, the Committee may delegate certain ministerial duties to the Company’s officers including, for example, the maintenance of records of the awards. In addition, the Company’s stock incentive plan permits the Committee to delegate to the Co-CEOs the ability to select participants and determine award levels, within parameters approved by the Committee, except with respect to awards to themselves or to any other senior executive officers, including the named executive officers. Additional information regarding the processes and procedures for establishing and overseeing executive compensation is provided in the “Compensation Discussion and Analysis” beginning on page 22.

The Corporate Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members, as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The Corporate Governance Committee also facilitates participation by directors in continuing education programs, including accredited director education programs and structured internal programs presented by management, and oversees the annual Board evaluation process.

Our Corporate Governance Guidelines identify some of the criteria used to evaluate prospective nominees for director. Our Corporate Governance Guidelines are available on the Company’s website at www.AFGinc.com.

Nominees for director will be recommended by the Corporate Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines. When considering an individual candidate’s suitability for membership on the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. Additionally, we consider it desirable for director candidates to have management experience, especially with public companies, and that a portion of such candidates have experience in the insurance and financial services industries. The Board seeks candidates with diverse experiences, qualifications, backgrounds and skills that the Board believes enable each candidate to make a significant contribution to the Board. The Board will also consider diverse Board candidates, including women and minorities, and individuals from both corporate positions and non-traditional environments such as government, academia, and nonprofit organizations.

The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Regulations afford shareholders certain rights related to such matters. The Regulations provide that only candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations will be eligible for election at a meeting of shareholders. Procedures that shareholders must follow in order to nominate a director candidate are set forth below under, “Submitting Shareholder Proposals for the 2019 Annual Meeting of Shareholders.”

The Committee will make its determinations on whether to nominate an individual in the context of the Board as a whole based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee has no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.

The Corporate Governance Committee did not seek, nor did it receive the recommendation of, any of the director

2019 Proxy Statement | Corporate Governance	15

candidates named in this proxy statement from any shareholder, independent director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.

The Audit Committee oversees the Company’s accounting and financial reporting processes, audits of the financial statements, and internal controls over financial reporting. The Committee is governed by a charter. A copy of the charter is available on the Company’s website at www.AFGinc.com under “About Us—Leadership and Governance—Board Committees.”

As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	appoint the Company’s independent registered public accounting firm and oversee the relationship; including monitoring the auditor’s independence, establishing the auditor’s compensation and reviewing the scope of the auditor’s work, including pre-approval of audit and non-audit services;
•	review and discuss with our management and independent registered public accounting firm, the Company’s interim and audited annual financial statements, and recommend to the Board whether the audited annual financial statements should be included in the Company’s annual report on Form 10-K;
•	review management’s report on its assessment of the effectiveness of internal control over financial reporting and the independent public accounting firm’s report on the effectiveness of internal control over financial reporting;
•	review the adequacy and implementation of the Company’s internal audit function, including a review of the scope and results of its program;
•	review and approve or ratify all transactions with related persons that are required to be disclosed in the proxy statement; and
•	discuss with management the Company’s guidelines and policies related to enterprise risk assessment and risk management.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee is comprised solely of independent directors as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

The members of the Committee are Gregory G. Joseph (Chairman), Terry S. Jacobs, Virginia “Gina” C. Drosos and John I. Von Lehman. Each of the members of the Audit Committee is independent as defined by the NYSE listing standards. The Board has determined that two of the Audit Committee’s members, Mr. Jacobs, and Mr. Von Lehman, are each considered to be an “audit committee financial expert” as defined under SEC Regulation S-K Item 407(d).

The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent auditors, internal auditors and management personnel.

In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company’s independent auditors of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise. In addition, the Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm

2019 Proxy Statement | Corporate Governance	16

required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the year ended December 31, 2018, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

The Committee also reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the

Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2018, filed by the Company with the Securities and Exchange Commission.

Members of the Audit Committee:

Gregory G. Joseph, Chairman
Virginia “Gina” C. Drosos
Terry S. Jacobs
John I. Von Lehman

The following table identifies membership and the Chairman of each of the current committees of the Board, as well as the number of times each committee met during 2018.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Kenneth C. Ambrecht		Member	Member
Virginia “Gina” C. Drosos	Member		Member
Terry S. Jacobs	Member	Chair
Gregory G. Joseph	Chair
William W. Verity		Member	Chair
John I. Von Lehman	Member		Member
Meetings in 2018	8	3	4

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines comply with the listing standards set forth by the NYSE. For a director to be considered independent, the Board must determine affirmatively that a director does not have any material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. Based on these standards, the Board determined for 2018 that each of the following non-employee directors, namely Ms. Drosos and

Messrs. Ambrecht, Jacobs, Joseph, Verity and Von Lehman, is independent and has no material relationship with the Company, except as a director and shareholder of the Company.

In reaching its independence determinations for 2018, the Committee considered that the Company purchased vehicles from, and had vehicles serviced by, automobile dealerships affiliated with a company of which Mr. Joseph is an executive and part owner. The small amounts involved in these transactions, which were approved by the Audit Committee as transactions with a related party despite not requiring disclosure pursuant to SEC Regulation S-K Item 404, were deemed by AFG’s Board of Directors not to be material. See our policies regarding transactions with related parties as set forth below under, “—Review, Approval or Ratification of Transactions with Related Persons” on page 20.

2019 Proxy Statement | Corporate Governance	17

Leadership Structure

Management

The Company has two principal executive officers, Carl H. Lindner III and S. Craig Lindner. Each has been designated as a Co-Chief Executive Officer and Co-President of the Company, and each also serves on the Board of Directors.

The Board recognizes that having two principal executive officers is not customary for public companies, including the Company’s peers, but the Board has determined for the reasons set forth below, that the executive leadership structure is both appropriate for the Company and optimal for achieving corporate objectives. The Company does not have a separate, non-principal executive officer, president or chief operating officer, and the Company also does not have numerous additional senior officer designations seen at other public companies. The Board has noted that these positions are not needed at the Company because the Co-CEOs have assumed responsibility for these roles.

Carl H. Lindner III also serves as Chairman of Great American Insurance Company and is primarily responsible for AFG’s property and casualty insurance operations and investor relations. S. Craig Lindner also serves as Chief Executive Officer of Great American Financial Resources, Inc. and is primarily responsible for AFG’s annuity operations and investment portfolio.

Each Co-CEO functions within a clearly defined role with respect to the day-to-day operations of the Company, and both Co-CEOs work closely with one another and are significantly involved in all aspects of Company management. The Co-CEOs work together with regard to overall corporate strategy and planning, as well as in assessing and managing enterprise risks. Because of their close working relationship, either Co-CEO could assume the additional responsibilities of the other for some period of time in the event such a need arose.

The Board of Directors believes that the Company’s leadership structure aids in succession planning and provides the Company with significant executive depth and leadership experience. The Board has determined that the Company’s leadership structure is currently the most appropriate for the Company. To the extent it deems necessary, the Board reviews the leadership structure of the Company from time to time.

Board of Directors

The Board does not currently have a Chairman. Additionally, the Board does not have a formal policy as to whether the same person may serve as both the principal executive officer of the Company and Chairman. At the present time, the Board does not believe that such a policy is necessary because of its determination that the current Board membership, together with the Company’s management, possesses the requisite leadership and industry skills, expertise and experiences to effectively oversee the business and affairs of the Company. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight.

In early 2019, the Governance Committee, together with the full Board, conducted its regular review of the Company’s board leadership structure. Noting that the Board has no Chairman, the Governance Committee recommended that the Board consider whether to adopt a lead independent director position.

After discussions and analysis, the Board amended the Company’s Corporate Governance Guidelines to provide for the selection of a Lead Director from the independent directors at times where the Company has no Chairman or no independent Chairman. The Lead Independent Director will be appointed annually and is generally expected to serve for more than one year. The Lead Independent Director has the authority to call meetings of the non-employee directors and to preside over such meetings. When the Chairman, or in the absence of a Chairman, the Co-CEOs, are absent, the Lead Independent Director presides over meetings of the Board. The Lead Independent Director also, among other delineated responsibilities:

•	Serves as a liaison between the non-employee directors and the Co-CEOs, without inhibiting direct communication between them, including providing feedback and counsel regarding interactions with the Board;
•	Consults on Board meeting agendas and other information sent to the Board;
•	Reviews the quality, quantity, appropriateness and timeliness of information provided to the Board;
•	Consults on and approves Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;
•	Facilitates discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
•	Maintains availability, when appropriate, for consultation and direct communication with shareholders; and
•	Communicates with the Co-CEOs and, as appropriate, regarding significant matters including decisions reached, suggestions, views or concerns expressed by non-employee directors in executive sessions or outside of Board meetings.
2019 Proxy Statement | Corporate Governance	18

Other Corporate Governance Matters, Practices and Procedures

Risk Oversight

The Company believes a role of management, including the named executive officers, is to identify and manage risks confronting the Company. The Board of Directors plays an integral part in the Company’s risk oversight, primarily in reviewing the processes used by management to identify and report risk, and also in monitoring corporate actions so as to minimize inappropriate levels of risk.

The Company’s current Enterprise Risk Management (ERM) process was initially formalized in 2009. The process is overseen by a risk officer with the input of senior leaders representing significant areas from throughout the organization including operational, financial, accounting, information technology and information security.

The risk officer annually, following interviews with the Co-CEOs and senior management, reviews the top organizational risks and determines whether to add any new significant risks or to prioritize any identified risks. The risk officer, through regular meetings with senior leaders of the Company, monitors these risks, as well as any other significant risks that may arise during the year, and provides an ERM report to the Audit Committee on a quarterly basis. Also, in light of evolving threats to corporate cybersecurity, the Board and relevant Board Committees receive reports from the Company’s Chief Information Security Officer regarding cybersecurity risks and the steps management has taken to monitor and control such risks. The Audit Committee regularly dedicates a portion of its meetings to review and discuss the Company’s cybersecurity program.

The Company’s leadership structure and overall corporate governance framework is designed to aid the Board in its oversight of management responsibility for risk. The Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002. Inherently, part of this review involves an evaluation of whether our financial reporting and internal reporting systems are adequately reporting the Company’s exposure to certain risks. In connection with this evaluation, the Audit Committee has, from time to time, considered whether any changes to these processes are necessary or desirable. While it has concluded that no such changes are warranted at this time, the Audit Committee will continue to monitor the Company’s financial reporting and internal reporting processes. In addition, pursuant to its charter, the Audit Committee is responsible for discussing with management the guidelines and policies related to enterprise risk assessment and risk management.

As more fully described under “Compensation Discussion and Analysis” in this proxy statement, the Compensation Committee takes an active role in overseeing risks relating to AFG’s executive compensation programs, plans and practices. Specifically, the Compensation Committee reviews the risk profile of the components of the executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and considers the risks an executive officer might be incentivized to take with respect to such components with special attention given to establishing a mix among these components that does not encourage excessive risk taking.

The Corporate Governance Committee contributes to the Company’s risk oversight process by reviewing the Company’s Corporate Governance Guidelines and Board committee charters at least annually to ensure that they continue to comply with any applicable laws, regulations, and stock exchange or other listing standards, as each are subject to change from time to time. The Corporate Governance Committee also oversees the director nomination process, the overall Board reporting structure and the operations of the individual committees.

Code of Ethics, Code of Conduct and Corporate Governance Principles

The Company has adopted a Code of Ethics applicable to all employees. The Company has also adopted Corporate Governance Guidelines. The Code and Guidelines are available on the Company’s website at www.AFGinc.com, under “About Us—Leadership and Governance.” A printed copy of the Code and Guidelines may be obtained by shareholders upon written request to the Corporate Secretary at the address set forth under “2019 Proxy Statement – Summary – Company Communications.” We intend to satisfy any disclosure requirements regarding any amendments to, or waivers from, provisions of the Code by posting such information on our website as promptly as practicable, as may be required by applicable SEC and NYSE rules.

Corporate Responsibility and Sustainability

Creating long-term value for shareholders is AFG’s highest business objective, and we are committed to doing so in a responsible and sustainable manner. For us, this commitment starts with recognizing that many of our business decisions affect people and organizations in the larger community. Our Board of Directors and senior leaders embrace external perspectives as part of making informed decisions to keep our business viable.

We sustain AFG’s business success by effectively managing risk—financial, social, environmental—to help create stability for our customers and deliver value to our shareholders.

2019 Proxy Statement | Corporate Governance	19

We focus our corporate responsibility and sustainability strategies in four primary areas where AFG can achieve the most direct and substantial results:

•	Operating our business with integrity and managing financial risk;
•	Giving back to our communities and promoting social opportunity;
•	Creating a welcoming and rewarding place to work and build a career; and
•	Managing environmental risk and operating sustainably.

We believe that concentrating our efforts help us run our business more effectively, enhance our products, protect our customers, serve our communities and support our more than 8,500 employees in over 120 locations worldwide.

More information regarding our corporate responsibility and sustainability efforts can be found on our website at www.AFGinc.com under “About Us — Corporate Social Responsibility”.

Shareholder Engagement

We maintain an ongoing, proactive outreach effort with our shareholders. Throughout the year, members of our Investor Relations team and our business leaders engage with our shareholders to help increase their understanding of our business and to remain well-informed regarding their perspectives. Management regularly engages with investors by participating in industry conferences, and also meets in person and by telephone with shareholders at other times throughout the year to answer questions and solicit input. We believe our engagement with shareholders has been productive and provides an open exchange of ideas and perspectives.

Director Education

The Corporate Governance Committee facilitates participation by directors in continuing education programs, including accredited director education programs paid by the Company and structured internal programs presented by management at least annually.

Annual Board Evaluation

The Corporate Governance Committee oversees the Company’s annual Board evaluation process which is designed to elicit feedback and recommendations from the directors that will improve the effectiveness of the Board and each of its committees. The Corporate Governance Committee determines the manner of conducting Board evaluations annually. In recent years, evaluations have consisted of questionnaires or interviews of Board members, in each case conducted by outside counsel. The results of the evaluation are compiled by outside counsel and discussed with the Committees and with the full Board.

Executive Sessions

NYSE rules require independent directors to meet regularly in executive sessions. Four of these sessions were held during 2018. The independent director presiding over each session rotates.

Communications with Directors

The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Communications must be clearly addressed either to the Board of Directors, a committee of the Board or any or all of the independent directors, and sent to either of the persons listed under “2019 Proxy Statement – Summary – Company Communications”, who will forward any communications except for spam, junk mail, mass mailings, resumes, job inquiries, surveys, business solicitations or advertisements, or patently offensive, hostile, threatening or otherwise unsuitable or inappropriate material.

Compensation Committee Interlocks and Insider Participation

No member of AFG’s Compensation Committee was at any time during 2018 or at any other time an officer or employee of the Company, and none had any relationship with the Company requiring disclosure as a related-person transaction. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity that has, or had during any time during 2018, an executive officer who served as a member of our board of directors or our Compensation Committee.

Review, Approval or Ratification of Transactions with Related Persons

Stock exchange rules require the Company to conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be reviewed and evaluated by the Audit Committee or another committee comprised of independent directors. The Audit Committee reviews and evaluates all transactions with related parties. In addition, our Audit Committee Charter provides that the Audit Committee review and approve all related party transactions involving directors, executive officers and significant shareholders of the Company that require disclosure pursuant to SEC Regulation S-K Item 404. In considering any transaction, the Committee may consider all relevant factors, including as applicable: the Company’s

2019 Proxy Statement | Corporate Governance	20

business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to the Company.

While the Company adheres to this policy for potential related person transactions, the policy is not in written form except as a part of listing agreements with the NYSE. However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of reviewing and approving transactions in this manner.

Other than as follows, there were no such transactions in 2018 requiring disclosure under applicable rules. During 2018, the Company employed a son of one of the Co-CEOs and a subsidiary of the Company employed the son-in-law of the other Co-CEO, both in executive positions, with such persons receiving salary and bonus of approximately $649,000 and $604,000 during 2018. Each individual also participates in employee benefit plans, including equity incentive plans, and is eligible to receive perquisites commensurate with his position and tenure with the Company. Mr. Consolino’s brother works in our annuity group in mid-2018 and received approximately $335,000 in salary and incentive compensation during 2018.

A brother-in-law of S. Craig Lindner is a Senior Vice President with Raymond James Financial, Inc. During 2018, Raymond James received approximately $26,000 in commissions for equity transactions made by the Company and its subsidiaries, and the Company traded approximately $21.1 million par amount of debt securities through Raymond James.

FC Cincinnati Holdings LLC and its subsidiaries and affiliates (collectively, “FC Cincinnati”) is a member of Major League Soccer and operates a professional soccer franchise in Cincinnati. Carl H. Lindner III is the principal investor and Chief Executive Officer of FC Cincinnati and controls that entity by contract. The Company and its subsidiaries have several relationships with FC Cincinnati which include the purchase of insurance, leasing or sub-leasing of certain premises and purchasing tickets and merchandise from FC Cincinnati. FC Cincinnati paid the Company $151,000 under the lease and sub-lease, at market rates, during 2018. Purchases of tickets and merchandise are similar, but in lesser amounts (and less than $120,000 in the aggregate), than tickets and merchandise purchased for many years by the Company from Cincinnati professional and college sports teams. All insurance policies are sold under the same terms that would prevail between unrelated third parties. A brother of Mr. Joseph is a minority owner of FC Cincinnati.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common shares to file reports of ownership with the SEC and to furnish AFG with copies of these reports. Like many companies, AFG assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on the Company’s involvement in the preparation and review of these reports, the Company believes that all filing requirements were met in 2018 except that one filing for Mr. Greg Joseph, reporting a purchase of indirect ownership of 49 shares, was filed one day late.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies that require pre-approval for any audit and non-audit services to be provided to AFG by Ernst & Young LLP. The Audit Committee delegated authority to the Committee Chairman to pre-approve certain non-audit services which arise between meetings of the Audit Committee. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and pre-approved all of the audit and other services described above. No services were provided with respect to the de minimis waiver process provided by rules of the SEC.

2019 Proxy Statement | Corporate Governance	21

Compensation Discussion and Analysis

Named Executive Officers

In this section, we describe the material components of our executive compensation program for our named executive officers whose compensation is displayed in the 2018 Summary Compensation Table and the other compensation tables contained in this proxy statement. We also provide an overview of our executive compensation philosophy and we explain how and why the Compensation Committee arrives at specific compensation policies and decisions.

Our 2018 named executive officers are our Co-Chief Executive Officers (“Co-CEOs”), principal financial officer and the three other most highly compensated executive officers employed at the end of 2018. These persons include:

•	Carl H. Lindner III Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)

•	S. Craig Lindner Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)

•	Joseph E. (Jeff) Consolino Executive Vice President and Chief Financial Officer (Principal Financial Officer)

•	John B. Berding President of American Money Management

•	Michelle A. Gillis Senior Vice President and Chief Administrative Officer

•	Vito C. Peraino Senior Vice President and General Counsel

Overview of Compensation Program

The Compensation Committee of the Board of Directors has responsibility for reviewing and approving the compensation paid to the Company’s Co-CEOs and reviewing the compensation of the other Company senior executive officers and overseeing the executive compensation policies of the Company. The Compensation Committee also acts as the oversight committee with respect to the Company’s cash and equity incentive plans. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

AFG’s philosophy regarding executive compensation programs focuses on the balance of attracting, motivating, retaining and rewarding executives with a compensation package competitive among its peers and maximizing shareholder value by designing and implementing programs that tie compensation earned to the short-term and long-term performance of the Company. In linking pay to performance, the Compensation Committee compares the Company to a group of publicly-held insurance holding companies (collectively, the “Compensation Peer Group”).

Guided by principles that reinforce the Company’s pay-for-performance philosophy, named executive officer compensation includes base salary; annual performance-based cash bonuses; long-term stock incentives; cash awards based on long-term performance; and other compensation, including certain perquisites. A significant portion of each named executive officer’s compensation is dependent upon the Company achieving business and financial goals.

AFG annually holds an advisory vote on the compensation of its named executive officers, commonly referred to as a Say-on-Pay vote. Our shareholders approved the compensation of our named executive officers, with 94% and 96% of votes cast in 2018 and 2017, respectively, in favor of our Say-on-Pay resolution.

The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions and considers each year’s vote in its annual review of the Company’s executive compensation programs. In considering 2018 compensation, the Compensation Committee concluded that the 2017 performance of our named executive officers, particularly the Co-CEOs, was excellent. The Compensation Committee commended the Company’s record 2017 results

2019 Proxy Statement | Compensation Discussion and Analysis	22

and its executives’ management of the property and casualty insurance operations in light of 2017’s record global catastrophe losses for the insurance industry. The Compensation Committee evaluated the Company’s 2017 record performance and determined that the Co-CEOs and other named executive officers were rewarded, largely in the form of bonuses and awards based on Company performance, consistent with the Company’s pay-for-performance philosophy.

CEO Compensation

The Company has Co-CEOs serving as principal executive officers. The Compensation Committee recognizes that the Company does not have a separate, non-principal executive officer president or chief operating officer, and the Company also does not have numerous additional senior officer designations seen at other public companies because the Co-CEOs have assumed responsibility for each such role. The Co-CEOs work together with regard to overall corporate strategy and planning, as well as in assessing and managing enterprise risks. Key factors affecting the Compensation Committee’s judgment with respect to the Co-CEOs include the nature and scope of their responsibilities and their effectiveness in leading initiatives to effectively manage capital and increase sustainable shareholder value, productivity, profitability and growth. The design of the compensation programs for the Co-CEOs reflects the Company’s leadership structure which is discussed in more detail above under “Company Information—Corporate Governance—Leadership Structure” beginning on page 18.

With respect to the Co-CEOs, as in prior years, the Compensation Committee determined that the quantifiable measurements for each Co-CEO should be identical because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of the Company’s objectives. The Compensation Committee views the roles of the Co-CEOs as collaborative, as opposed to competitive, and does not seek to distinguish the performance of one from the other. Rather, the Compensation Committee scrutinized the Co-CEOs’ collective role in AFG’s achievement of operating targets, the development of management personnel, the performance of the investment portfolio and the development and implementation of strategic transactions and initiatives to enhance shareholder value.

The Compensation Committee believes that the evaluation by certain institutional investors and proxy advisory firms of the Company’s pay for performance alignment is distorted by combining the compensation of the two Co-CEOs and representing that the combined compensation reflects “CEO” compensation. The Compensation Committee believes that this view skews compensation analysis and unfairly penalizes the Company for its leadership structure that the Company has determined is in the best interests of shareholders. As a result, when evaluating annual overall compensation to named executive officers, consistent with the approach of certain institutional investors and proxy advisory firms, the Compensation Committee considers the compensation of the highest-paid Co-CEO as “CEO compensation” and includes the other Co-CEO in its analysis as one of the three highest-paid, non-Chief Financial Officer officers.

Establishing Total Compensation Levels

The Compensation Committee believes, after discussions with the Co-CEOs, that compensation levels for the Co-CEOs should be based primarily upon the Compensation Committee’s assessment of their leadership performance and potential to enhance long-term sustainable shareholder value. The Compensation Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other named executive officers are similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each named executive officer’s leadership performance and potential to enhance long-term sustainable shareholder value.

The Compensation Committee and the Co-CEOs analyze peer groups, including the Compensation Peer Group, and industry pay rates at least annually in reviewing the appropriateness and competitiveness of the Company’s compensation programs. In analyzing market pay levels among the Compensation Peer Group, the Compensation Committee factors into its analysis the variance in size (both in terms of revenues and market capitalization) among the companies.

The Compensation Committee utilizes the peer and industry review as a point of reference for measurement and not as a determinative factor. Although the Company seeks to offer a level of total compensation to named executive officers that is competitive with the compensation paid by companies in the Compensation Peer Group, the Company does not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components of pay. Rather, the compensation levels and performance of the companies in the Compensation Peer Group constitute one of the many factors considered by the Compensation Committee and described in this Compensation Discussion and Analysis. The Compensation Peer Group, which the Compensation Committee annually reviews and updates when appropriate, is designed to reflect the Company’s business mix and to consist of companies against which the Compensation Committee believes AFG competes for talent and for shareholder investment and in the marketplace for business.

2019 Proxy Statement | Compensation Discussion and Analysis	23

Below is the Compensation Peer Group reviewed, approved and utilized by the Compensation Committee for 2018. Other than the elimination of one company that was acquired during 2017, the Compensation Peer Group is identical to the one utilized for 2017.

1.	Alleghany Corporation
2.	Arch Capital Group Ltd.
3.	Assurant Inc.
4.	Chubb Limited
5.	Cincinnati Financial Corporation
6.	CNA Financial Corp.
7.	The Hartford Financial Services Group, Inc.
8.	Lincoln National Corporation
9.	Markel Corporation
10.	RLI Corp.
11.	Voya Financial, Inc.
12.	W. R. Berkley Corporation
13.	XL Group plc

Based upon all these factors, the Compensation Committee believes it is in AFG shareholders’ best long-term interest for the Compensation Committee to ensure that the overall level of compensation is competitive with companies in the Compensation Peer Group. The Compensation Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors that drive the long-term value of the Company. Therefore, the Compensation Committee and the Co-CEOs continue to try to maintain an executive compensation program that will attract, motivate, retain and reward the highest level of executive leadership possible and align the interests of AFG’s executives with those of AFG’s shareholders.

The Compensation Committee’s decisions concerning the specific 2018 compensation elements for the Co-CEOs were made within this framework. The Compensation Committee also considered each Co-CEO’s performance and prior-year salary, bonus and other compensation. In all cases, specific decisions involving 2018 compensation were ultimately based upon the Compensation Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value without subjecting the Company to inappropriate or unreasonable risk.

Based on its review, the Compensation Committee found the named executive officers’ total compensation to be reasonable and consistent with the objectives of the Company’s compensation programs and generally aligned performance versus peers.

Change in Control

No named executive officer is a party to an employment or other agreement providing for severance or change in control payments.

Awards under the Senior Executive Long Term Incentive Compensation Plan and the Company’s shareholder-approved equity incentive plans in effect through 2015 contain provisions for an acceleration of vesting, applicable to all participants, of awards upon a change in control.

Awards under the Company’s shareholder-approved equity incentive plan currently in effect do not provide for automatic acceleration of awards for any participant, including the named executive officers. These awards include a “double trigger,” which means that, if the awards are assumed by the surviving entity in the change of control, vesting of the awards will not accelerate unless the participant also has a qualifying termination of employment (by the Company without cause or by the participant for good reason). In contrast, if the surviving entity does not assume the equity awards upon the change in control, unvested awards will become vested upon the occurrence of the change in control.

Tally Sheets

The Compensation Committee reviews a comprehensive tally sheet compiled internally to review all elements of the named executive officers’ compensation. The tally sheet includes all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally because the amount of such items is not deemed material under applicable SEC regulations. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements. Such analysis has become an important component in the Compensation Committee’s review of named executive officer compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of a named executive’s total compensation.

With regard to perquisites paid to the Co-CEOs, the Compensation Committee noted the annual limitations described under “Perquisites and Other Personal Benefits” on page 33.

Wealth Accumulation

As part of its analysis and approval of long-term equity incentive compensation available to the named executive officers, the Compensation Committee reviewed

2019 Proxy Statement | Compensation Discussion and Analysis	24

information relative to equity wealth accumulation of the named executive officers based on previous awards. The purpose of this analysis was to determine whether prior and proposed awards are likely to be effective for retention and as performance incentives to the named executive officers. The Compensation Committee was mindful of the substantial ownership of the Company’s common shares by executive officers, particularly the Co-CEOs, and the effect of such ownership in aligning their interests with those of all of the Company’s shareholders.

Internal Pay Equity

The Compensation Committee does not apply fixed ratios when conducting an analysis of the relative difference between the Co-CEOs’ compensation and the compensation of the Company’s other senior executives. However, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Share Ownership Requirements

The named executive officers and other senior executives of the Company and its subsidiaries (approximately 40 persons) are subject to the Company’s share ownership requirements. Pursuant to the requirements, each Co-CEO must own five times his base salary in Company common shares while other executives must own one times his or her base salary in Company common shares. The Company has also established share ownership guidelines for its non-employee directors which are discussed below under, “Executive Compensation—Director Compensation and Stock Ownership Guidelines” on page 39.

Hedging and Pledging Policy

The Company prohibits transactions involving hedging of Company shares by directors and executive officers. The Company’s pledging policy discourages any pledging of the Company’s common shares, including holding common shares in a margin account. In addition, directors and the Company’s executive officers are required to obtain pre-approval from the Chair of the Corporate Governance Committee before pledging shares of common shares. Such approval will be granted only if the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities and/or after a determination that the number of shares that the individual proposes to pledge is unlikely to affect the market for the common shares when viewed in relation to the market value or trading volume. No named executive officer or director pledged any Company shares at any time over the past three years.

Outside Consultants

The Compensation Committee has the authority to retain and from time to time has retained outside consultants to assist in evaluating the Company’s executive compensation programs and practices.

In 2015, at the recommendation of the Company’s management, the Company engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide an assessment of AFG’s executive compensation programs and practices. Pearl Meyer conducted a competitive pay analysis and provided pay survey data, reviewed the design of incentive plans and evaluated Compensation Committee processes and procedures, among other things. The Compensation Committee considered the information and advice provided to the Company by Pearl Meyer in connection with its review, approval and structure of compensation paid to the Co-CEOs and its oversight of the executive compensation policies of AFG. The Chairman of the Compensation Committee participated in the process with Pearl Meyer, and the final Pearl Meyer report was presented to the Compensation Committee and discussed at meetings of the Compensation Committee. The Compensation Committee adopted many of Pearl Meyer’s recommendations.

Tax Deductibility of Pay

On December 22, 2017, the Tax Cuts and Job Act of 2017 (the “TCJA”) was signed into law. The TCJA includes significant changes to the rules under Section 162(m) of the Internal Revenue Code for deducting certain executive compensation. In general for years prior to 2018, Section 162(m) of the Internal Revenue Code disallowed a tax deduction to publicly held companies for compensation paid in any year to certain executive officers in excess of $1 million per officer that did not qualify as “performance-based compensation.”

Under the TCJA, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration paid in future years pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Additional guidance from the Internal Revenue Service is expected with regard to the new Section 162(m) rules provided by the TCJA. Despite the Compensation Committee’s efforts to structure certain incentive programs as “performance-based compensation” intended to be exempt from Section 162(m)’s deduction limits, because of uncertainties as to the interpretation and application of the new rules, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will do so.

2019 Proxy Statement | Compensation Discussion and Analysis	25

Section 409A

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is AFG’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A.

2019 Proxy Statement | Compensation Discussion and Analysis	26

2018 Compensation Components

The Compensation Committee continues to monitor and evaluate on an ongoing basis the mix of direct cash and equity compensation awarded to the named executive officers, and the extent to which such compensation aligns the interests of the named executive officers with those of AFG’s shareholders. In connection with this practice, the Compensation Committee annually considers and discusses the structure of the Company’s executive compensation program and the relative weighting of various compensation elements. For 2018, the principal components of compensation for named executive officers were:

•	base salary and annual performance-based cash bonuses;
•	long-term incentive compensation;
•	retirement and deferred compensation benefits; and
•	perquisites and other personal benefits.

Each of these components plays a different strategic role in the Company’s compensation program:

Compensation Element	Strategic Role in Compensation
Base salary is determined based on position, scope of responsibilities, experience, tenure, qualifications and competitive data.	•	Provides a fixed level of compensation for services rendered during the year.
	•	Attracts and retains executive talent.
Annual cash incentive awards are variable awards payable in large part based on Company performance and results established by the Compensation Committee.	•	Provides focus on annual performance goals linked to Company success and shareholder value.
	•	Motivates and rewards named executive officers to achieve strong annual business results that will contribute to the Company’s long-term success without creating an incentive to take excessive risk.
Long-term incentive awards granted annually, including stock options and restricted stock awards.	•	Ensures that the named executive officers have a significant continuing interest in the long-term financial success of the Company.
	•	Aligns the interests of the named executive officers with Company shareholders.
	•	Encourages decisions and rewards performance that contributes to the long-term Company success.
	•	Encourages executive retention.
	•	Discourages excessive risk taking.
Long-term cash awards granted through the Senior Executive Long Term Incentive Compensation Plan.	•	Encourages focus on growth in book value and return on equity growth, primary drivers of shareholder value.
	•	Encourages retention through three-year performance periods after initial one year and two year ramping awards.
	•	Long-term focus discourages excessive risk taking.
Retirement benefits which provide competitive retirement benefits that are generally comparable to those provided to all employees.	•	Provides qualified retirement benefits through Company matching of a percentage of contributions in a defined contribution plan.
	•	Provides non-qualified contributions where tax law limits amounts.
	•	Attracts executive talent.
	•	Provides the opportunity to accrue a reasonable retirement benefit.
Deferred compensation elections, which are voluntary and permit deferral of base salary or bonus into our common shares and/or cash at an interest rate determined annually.	•	Permits named executive officers to defer receipt of all or any part of their base salary and/or annual cash bonus.
	•	Provides a retention feature through reasonable return potential.
	•	Provides an attractive tax planning opportunity designed to attract and retain executives.
Perquisites including health care; life, disability, auto and home insurance; aircraft usage; entertainment; and administrative services.	•	Provides competitive compensation elements designed to attract and retain executive talent.
	•	Personal use of Company aircraft enhances security and personal safety as well as enhancing productivity.

2019 Proxy Statement | Compensation Discussion and Analysis	27

Compensation Risk Analysis

The Compensation Committee has reviewed the risk profile of the components of AFG’s executive compensation programs, including the performance objectives and target and maximum levels used in connection with incentive awards. The Company analyzes and structures its overall compensation program to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning executives’ interests with those of shareholders. Further, our program makes a substantial portion of each named executive officer’s compensation contingent on delivering performance results that benefit our shareholders. The Compensation Committee believes that AFG’s executive compensation programs incentivize the appropriate level of risk-taking behavior by its named executive officers needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results.

Compensation Committee Discussions with
Co-CEOs

Our Co-CEOs determine the compensation for the named executive officers other than themselves. The Compensation Committee annually reviews the components of compensation for the named executive officers other than the Co-CEOs, the levels of compensation determined by the Co-CEOs and the performance of the other named executive officers with the Co-CEOs. The Compensation Committee makes recommendations to the Board and the Co-CEOs with respect to general non-Co-CEO compensation, incentive-compensation plans and equity-based plans.

Our Co-CEOs discuss with the Compensation Committee their evaluation of the Company’s performance, their performance, their current and future compensation levels, and the reported compensation of named executive officers at the Compensation Peer Group companies before the Compensation Committee determines annual and long-term incentive compensation for the Co-CEOs. Specifically, the Co-CEOs recommend consideration of AFG’s business plan in connection with annual compensation objectives and targets. The Compensation Committee considers this input in connection with its review and approval of corporate goals and objectives relevant to Co-CEO compensation, deliberation of Co-CEO performance in light of those goals and objectives, and determination of Co-CEO compensation levels based on this evaluation.

The Co-CEOs believe that Mr. Consolino and Mr. Berding each plays a collaborative role with the Co-CEOs in the achievement of AFG’s business plan and budgeted targets. In recognition of these roles, the compensation components for Mr. Consolino and Mr. Berding are identical to those of the Co-CEOs, and each can earn performance-based compensation on similar terms to the Co-CEOs.

Base Salary

The Company pays salaries designed to attract and retain superior leaders. After reviewing compiled data and materials as discussed above, the Compensation Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each Co-CEO’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other named executive officers, which are reviewed by the Compensation Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success.

The Compensation Committee discussed that the annual base salaries for the Co-CEOs had been unchanged since 2010 and determined that an increase of $100,000, from $1.15 million to $1.25 million was appropriate in light of the Company’s sustained performance.

Senior Executive Annual Bonus Plan

The named executive officers can earn annual performance-based cash bonuses that reward current year performance of AFG under the Company’s Senior Executive Annual Bonus Plan. The Company believes that the overall performance of AFG is substantially related to the performance of its executives. If earned, the Company pays cash bonuses in the first quarter for the prior year’s performance.

Awards to the Co-CEOs, Mr. Consolino and Mr. Berding under the Senior Executive Annual Bonus Plan for 2018 performance were based on Company performance metrics as measured by Operating EPS, Specialty Property and Casualty Earnings (Specialty P&C Earnings) and Annuity Earnings. The Compensation Committee has determined that Operating EPS, Specialty P&C Earnings and Annuity Earnings are the primary drivers of shareholder value. The Operating EPS component target amount represented about 40% of the total target bonus. The Specialty P&C Earnings component comprised a larger portion than the Annuity Earnings component of the remaining target bonus amounts. The Compensation Committee determined that weighing the two segment earnings components differently, at a 60% to 40% proportion to one another, was appropriate and approximated the Company’s segment business mix.

Consistent with prior years, one-half of Mr. Peraino’s and Ms. Gillis’ annual bonus was based on Operating EPS with the remaining one-half subjectively determined.

2019 Proxy Statement | Compensation Discussion and Analysis	28

The Compensation Committee delineated levels of achievement under each Company performance component. For results below a defined threshold, no bonus would be earned for the relevant component. For Operating EPS, levels were established for target bonus and maximum bonus. For Specialty P&C Earnings and Annuity Earnings, thresholds were established for a minimum bonus, target bonus and maximum bonus. The Compensation Committee determined that exceeding the highest threshold under any component would reflect significant outperformance by the Company or the applicable operating segment and merited payment of the maximum bonus amounts.

The Compensation Committee established the performance metrics ranges for 2018 after reviewing the Company’s 2018 business plan prepared by management, approved by the Co-CEOs and reviewed with the Board of Directors. Results for each component are determined from the Company’s results reported consistent with past practice. The Senior Executive Annual Bonus Plan includes provisions for adjustments to performance thresholds in the event of a modification of the methodology of Company reporting for any measure. Any modification would result in an adjustment, as determined by the Compensation Committee, in a manner that provides for an identical bonus payment for the affected component based on identical adjusted results.

Senior Executive Annual Bonus Plan-2018 Targets and Results

The target bonus for each component of the Senior Executive Annual Bonus Plan and the overall target and maximum bonuses for each named executive officer are set forth in the table below. For each Company performance component, named executive officers would receive no bonus amount for results below a threshold. Where results fell within performance ranges, the bonus amount earned for the component was to be determined by straight-line interpolation.

Name	Operating EPS Target ($)	Specialty P&C Earnings Target ($)	Annuity Earnings Target ($)	Discretionary Target ($)	Total Target ($)	Maximum ($)
Carl H. Lindner III	750,000	787,500	525,000	—	2,062,500	2,821,875
S. Craig Lindner	750,000	787,500	525,000	—	2,062,500	2,821,875
Joseph E. (Jeff) Consolino	575,000	517,500	345,000	—	1,437,500	1,854,375
John B. Berding	575,000	517,500	345,000	—	1,437,500	1,854,375
Michelle A. Gillis	135,000	—	—	135,000	270,000	337,500
Vito C. Peraino	300,000	—	—	300,000	600,000	750,000

The following Operating EPS component ranges determined the percentage of the corresponding bonus amount, if any, for the Operating EPS component:

Operating EPS	Percentage of Bonus Target to be paid for Operating EPS Component
Less than $7.33	0
$8.15	100%
$8.97 or more	Maximum(1)
(1)	175% for the Co-CEOs, 150% for Mr. Consolino and Mr. Berding and 125% for Ms. Gillis and Mr. Peraino.

The Company’s Operating EPS calculation is its diluted core earnings per share as reported to shareholders in quarterly earnings releases and excludes certain items that may not be indicative of its ongoing core operations such as realized gains and losses and special charges resulting from the recurring periodic review of the Company’s asbestos and environmental exposures.

The Compensation Committee determined that achieving the 2018 Operating EPS target, particularly given that the target represented a 24% increase over actual record 2017 Operating EPS, would require substantial efforts on behalf of the entire organization, including the named executive officers. The Compensation Committee considered factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation, the potential for tax reform and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups.

AFG reported record Operating EPS of $8.40. The Compensation Committee authorized the payment of bonuses for 2018 as follows under the Operating EPS component: $921,494 (122.9% of bonus target) to each Co-CEO; $662,652 (115.2% of bonus target) to each of Mr. Consolino and Mr. Berding; $145,290 and $322,866, respectively, (107.6% of bonus target) to Ms. Gillis and Mr. Peraino.

2019 Proxy Statement | Compensation Discussion and Analysis	29

The Specialty P&C Earnings component ranges for 2018 are as follows:

Specialty P&C Earnings (in millions)	Percentage of Bonus Target to be paid for Specialty P&C Earnings Component
Less than $632.7	0
$632.7	85%
$687.7	Target of 100%
$742.7 or more	115%

Specialty P&C Earnings is defined as core operating earnings before income taxes from the Specialty Property and Casualty Insurance operations as reported in the Company’s earnings releases, which excludes certain items that may not be indicative of its ongoing core operations such as realized gains and losses and special charges resulting from the recurring periodic review of the Company’s asbestos and environmental exposures.

In approving Specialty P&C Earnings targets, the Compensation Committee noted that the 2018 target represented an increase of 5.2% from the 2017 target and an increase of 4.2% from 2017 record results. Achieving the maximum bonus would require almost a 7% increase over 2017 record results.

For 2018, AFG reported Specialty P&C Earnings of $739.7 million. As a result, the Compensation Committee authorized the payment of 114.2% of the target bonus, for 2018 under the Specialty P&C Earnings component. Each Co-CEO received $899,182 and each of Mr. Consolino and Mr. Berding received $590,891.

Bonus amounts that may be awarded under Annuity Earnings component for 2018 were:

Annuity Earnings (in millions)	Percentage of Bonus Target to be paid for Annuity Earnings Component
Less than $381.8	0
$381.8	85%
$415.0	Target of 100%
$448.2 or more	115%

Annuity Earnings is defined as core operating earnings before income taxes from the Annuity segment as reported in the Company’s quarterly earnings releases, which excludes certain items that may not be indicative of its ongoing core operations such as realized gains and losses, adjusted to exclude the impact of fair value accounting for fixed-indexed annuities. As with Specialty P&C Earnings, the determination of Annuity Earnings is consistent with the Company’s reporting and excludes certain items that may not be indicative of the Company’s core operations such as realized gains and losses and adjustments resulting from the impact of fair value accounting for derivatives related to fixed-indexed annuities.

The Compensation Committee noted that, while target Annuity Earnings were only slightly higher than actual record 2017 Annuity Earnings, the target represented a 7.5% increase over the 2017 target. To be entitled to the maximum bonus, 2018 Annuity Earnings would have to exceed 2017 actual record results by almost 8.6%.

For 2018, AFG reported Annuity Earnings of $393.5 million. As a result, the Compensation Committee authorized the payment of 90.3% of the target bonus, for 2018 under the Annuity Earnings component. Each Co-CEO received $474,002 and each of Mr. Consolino and Mr. Berding received $311,487.

For Ms. Gillis and Mr. Peraino, 50% of the annual cash target bonus under the Senior Executive Annual Bonus Plan was determined under the Discretionary component by the Co-CEOs based on the Co-CEOs’ subjective rating of the named executive officers relative to overall performance for 2018.

The determination for Ms. Gillis and Mr. Peraino includes a consideration of all factors deemed relevant, including, but not limited to: operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives; responses to unexpected developments; the development of management personnel; the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries; and, for Ms. Gillis, the recommendation of Mr. Consolino. After considering these factors, the Co-CEOs awarded $168,750 (125% of target) to Ms. Gillis; and $375,000 (125% of target) to Mr. Peraino.

Senior Executive Annual Bonus Plan-2018 Total Bonus Payments

The total bonus, also expressed as a percentage of the target and maximum bonus, paid to each named executive officer for 2018 under the Senior Executive Annual Bonus Plan was:

Name	Total 2018 Bonus Paid ($)	Total Bonus as a Percentage of
		Target (%)	Maximum (%)
Carl H. Lindner III	2,294,678	111.3	81.3
S. Craig Lindner	2,294,678	111.3	81.3
Joseph E. (Jeff) Consolino	1,565,031	108.9	84.4
John B. Berding	1,565,031	108.9	84.4
Michelle A. Gillis	314,040	116.3	93.0
Vito C. Peraino	697,866	116.3	93.0
2019 Proxy Statement | Compensation Discussion and Analysis	30

Senior Executive Long Term Incentive Compensation Plan

The Senior Executive Long Term Incentive Compensation Plan (the “Senior Executive LTIC”) provides for grants of cash bonus awards payable upon the achievement of multi-year performance goals determined annually by the Compensation Committee. The plan was designed to reward long-term Company performance. Outstanding awards reward multi-year Company performance through rolling three-year performance periods. The Senior Executive LTIC replaced the Senior Executive Equity Bonus Plan which was terminated in 2018. The Senior Executive Equity Bonus Plan was substantially identical to the Senior Executive LTIC except that awards were paid in Company common shares instead of cash.

The Compensation Committee has to date utilized two evenly weighted performance criteria: book value per share growth over the award period versus the book value per share growth of the group of companies set forth below (the “plan companies”) and annual return on equity growth. The companies comprising the plan companies approximate the Company’s business mix of property and casualty insurance and annuities.

The book value per share comparisons, for the Company and each plan company, are adjusted to negate the effects of accounting changes, accumulated other comprehensive income and the impact of dividends and other capital distributions made on common shares. The awards provide for such adjustments so that accounting changes do not artificially affect book value per share and so that other comprehensive income and the impact of distributions do not influence Company decisions like, for example, the timing and amount of dividends paid in a manner not consistent with a goal of continuing to increase shareholder value.

Annual return on equity growth is defined as the percentage equal to the Company’s core operating earnings divided by the Company’s shareholders’ equity (excluding accumulated other comprehensive income), and the applicable percentage in determining bonus amounts, if any, is the average return on equity for each of the three years in the performance period.

Awards, with three-year targets and maximums, granted under the Senior Executive LTIC in 2016, 2017 and 2018, to the Co-CEOs, Mr. Consolino and Mr. Berding are provided in the table below.

Name	Grant Year	Three-Year Performance Period Ending	Potential Payments
			Target ($)	Maximum ($)
Carl H. Lindner III	2016	12/31/2018	2,500,000	5,000,000
	2017	12/31/2019	2,500,000	5,000,000
	2018	12/31/2020	2,500,000	5,000,000
S. Craig Lindner	2016	12/31/2018	2,500,000	5,000,000
	2017	12/31/2019	2,500,000	5,000,000
	2018	12/31/2020	2,500,000	5,000,000
Joseph E. (Jeff) Consolino	2016	12/31/2018	750,000	1,500,000
	2017	12/31/2019	750,000	1,500,000
	2018	12/31/2020	800,000	1,600,000
John B. Berding	2016	12/31/2018	750,000	1,500,000
	2017	12/31/2019	750,000	1,500,000
	2018	12/31/2020	800,000	1,600,000

Under the book value per share component, for the 2016-2018 performance period, if the Company’s growth in book value per share placed it in the fourth (lowest) quartile of the plan companies, no bonus for the book value per share growth metric would be payable to any participant. If the Company’s growth in book value per share exceeded all plan companies, each participant would receive the maximum amount payable for the metric (200% of the target amount). If the Company’s growth in book value per share exceeded the fourth (lowest) quartile of the plan companies but did not exceed that of all plan companies, each participant would be entitled to a bonus amount (expressed as a percentage of target) calculated by applying straight-line interpolation for growth in book value per share between 0% (for being in the fourth (lowest) quartile of plan companies) and 200% (for growth in book value per share exceeding all plan companies). Plan companies acquired during the three-year performance period are excluded when calculating awards.

In order for a participant to receive the target amount, the Company’s growth in book value per share must be in the top 37.5% of the plan companies.

2019 Proxy Statement | Compensation Discussion and Analysis	31

The plan companies for the three-year period ended December 31, 2018 were:

1.	Alleghany Corp.
2.	American Equity Investment Life Holding Co.
3.	American National Insurance Co.
4.	Arch Capital Group Ltd.
5.	Argo Group International Holdings, Ltd.
6.	Assurant, Inc.
7.	Chubb Limited
8.	Cincinnati Financial Corp.
9.	CNA Financial Corporation
10.	CNO Financial Group, Inc.
11.	The Hanover Insurance Group, Inc.
12.	The Hartford Financial Services Group, Inc.
13.	Horace Mann Educators Corp.
14.	Lincoln National Corp.
15.	Markel Corporation
16.	Metlife, Inc.
17.	National Western Life Group, Inc.
18.	Protective Insurance Corporation
19.	Old Republic International Corporation
20.	RLI Corp.
21.	Travelers Companies, Inc.
22.	Voya Financial, Inc.
23.	W.R. Berkley Corporation

The Company’s growth in book value per share for the period from January 1, 2016 through December 31, 2018 placed it seventh in comparison to the plan companies (entitling each participant to 133.3% of the target bonus for this component). As a result, each Co-CEO was paid a bonus in dollars of $1,666,667 for 2018, and each of Mr. Consolino and Mr. Berding was paid a bonus in dollars for this component of $500,000 for 2018.

With regard to the 2016-2018 performance period, if the return on equity percentage equaled or exceeded 12%, the participant would receive the maximum bonus amount attributed to this metric. If the return on equity percentage equals or is less than 9%, the participant would receive no bonus amount attributed to this metric. For a return on equity greater than 9% but less than 12%, the bonus amount will be calculated by applying straight-line interpolation rounded to the nearest whole dollar amount. Each participant’s target bonus of 50% of the maximum bonus for the return on equity component would be earned if the Company’s return on equity equaled 10.5% for the three-year period.

The Company’s annual average return on equity for 2016-2018 was 13.5% (entitling each participant to 200% of the target bonus for this component). As a result, each Co-CEO was paid a bonus of $2,500,000, and each of Mr. Consolino and Mr. Berding was paid a bonus for this component of $750,000.

After combining the two components, the following amounts, representing 166.7% of the target bonus and 83.3% of the maximum bonus for all participants, were paid:

Name	2016-2018 Performance Period Bonus Award ($)
Carl H. Lindner III	4,166,667
S. Craig Lindner	4,166,667
Joseph E. (Jeff) Consolino	1,250,000
John B. Berding	1,250,000

Long-Term Equity Incentive Compensation—Broad-Based Equity Award

The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through equity awards that vest over time. The Compensation Committee believes that equity awards represent an important part of AFG’s performance-based compensation system and that equity awards align AFG’s senior executives’ interests with those of its shareholders.

Equity awards are generally granted at a regularly scheduled Compensation Committee meeting in February after the investment market has had the opportunity to assess AFG’s announcement of results of the recently ended fiscal year and current year earnings guidance.

Prior to the 2016 annual grants, the Compensation Committee granted stock options and restricted shares to executive officers and certain designated key employees. Beginning with the February 2016 customary broad-based annual grant of equity awards to employees, including executive officers, the Compensation Committee discontinued granting stock options and began awarding only restricted shares that cliff-vest after four years, partly in order to reduce the potential dilution to shareholders from stock-based incentive compensation. Awards beginning with 2016 grants also contain double-trigger vesting which limits acceleration of awards to situations where change in control is accompanied by a qualified termination of employment.

In determining the value of annual grants to key employees, the Compensation Committee takes into consideration the dilutive effect to shareholders as well as the expense to AFG as stock-based awards vest. The Compensation Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, the Compensation Committee believes that, because all awards vest over time, with restricted stock awards “cliff” vesting

2019 Proxy Statement | Compensation Discussion and Analysis	32

in four years, these awards promote executive retention due to the potential for forfeiture of awards that have not fully vested upon departure from AFG.

Equity award levels for participants are determined based on market and peer company data, expense to AFG, the relative benefits to participants of such expense, the overall compensation level of participants and award amounts from previous years. Equity grants vary among participants based on their positions within the Company, and AFG believes that the consideration of these factors results in reasonable grant levels to its named executive officers and other employees. Restricted shares granted in 2018 to the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 36 of this proxy statement.

Recovery of Prior Awards

AFG does not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment. Nevertheless, the Company is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements. In addition, each of the Senior Executive LTIC and the Senior Executive Annual Bonus Plan contain specific provisions regarding recovery of awards in the event of restatement of materially inaccurate financial results.

Retirement and Other Related Benefits

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG provides retirement benefits to all qualified employees through the 401(k) Retirement and Savings Plan (“RASP”), a defined contribution plan. AFG matches 100% on the first 3% of contributions and an additional 50% on the next 3% of contributions and makes discretionary contributions to the retirement fund portion of the plan. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the 401(k) RASP are limited by IRS regulations to have an additional benefit to the 401(k) RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $110,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2018, participants could elect to have the value of deferrals earn a fixed rate of interest, set annually by the Board of Directors (2.125% in 2018); fluctuate based on the market value of Company common shares, as adjusted to reflect stock splits, distributions, dividends; or earn interest as determined by one or more publicly traded mutual funds. A deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The Nonqualified Deferred Compensation Table on page 38 of this proxy statement discloses 2018 compensation earned by the named executive officers in connection with the Deferred Compensation Plan.

Perquisites and Other Personal Benefits

Perquisites, such as insurance coverage, the personal use of corporate aircraft, certain entertainment expenses and administrative staff attending to occasional personal matters are made available to AFG’s executive officers. The benefits and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 35.

During 2018, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries. The Board has encouraged the Co-CEOs to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons.

Notwithstanding, the Compensation Committee and the Co-CEOs jointly acknowledge that personal aircraft use is a personal benefit. Each Co-CEO is provided a fixed number of hours per year for personal use (130 flight hours for 2018) instead of additional cash compensation that would have been paid. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft.

Other perquisites, excluding aircraft, retirement plan and health savings account company match, are limited to $500,000 for each Co-CEO. If exceeded, reimbursement is made based on the cost to the Company of providing the benefits. For taxable benefits, the dollar amounts are included as taxable income to the named executive officers, and the Company does not provide tax gross-up payments for any perquisites. See footnote (1) to the “All Other Compensation” table below on page 35 for a discussion of the tax treatment of aircraft benefits.

The Compensation Committee believes these perquisites, as a component of total executive compensation, to be reasonable and consistent with the overall goal of offering competitive compensation programs.

2019 Proxy Statement | Compensation Discussion and Analysis	33

Executive Compensation

Summary Compensation Table

The following table summarizes the aggregate compensation paid to or earned by the named executive officers for each of the last three years. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Amounts shown relate to the year indicated, regardless of when paid. AFG has no employment agreements with the named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Carl H. Lindner III Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2018	1,234,615	1,500,474	6,461,345	1,012,951	10,209,385
	2017	1,150,000	5,195,752	2,231,547	1,195,551	9,772,850
	2016	1,150,000	4,871,340	2,750,284	964,760	9,736,384
S. Craig Lindner Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2018	1,234,615	1,500,474	6,461,345	995,061	10,191,495
	2017	1,150,000	5,195,752	2,231,547	1,024,850	9,602,149
	2016	1,150,000	4,871,340	2,750,284	981,221	9,752,845
Joseph E. (Jeff) Consolino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2018	921,346	800,177	2,815,031	147,246	4,683,800
	2017	895,192	1,909,133	1,535,950	130,459	4,470,735
	2016	868,269	1,761,428	1,723,750	116,275	4,469,722
John B. Berding President of American Money Management	2018	928,846	950,281	2,815,031	99,986	4,794,144
	2017	900.000	2,008,662	1,535,950	93,010	4,537,622
	2016	875,000	1,911,441	1,723,750	99,201	4,609,392
Michelle A. Gillis Senior Vice President and Chief Administrative Officer	2018	355,979	320,522	314,040	57,557	1,048,098
	2017	342,354	300,303	297,500	52,587	992,945
	2016	332,315	300,026	330,173	55,287	1,017,801
Vito C. Peraino Senior Vice President and General Counsel	2018	604,615	600,415	697,866	78,679	1,981,575
	2017	586,154	600,134	686,538	75,433	1,948,259
	2016	565,962	600,051	740,455	86,001	1,992,469
(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan
(2)	Amount shown for 2018 represents the dollar amount which will be expensed for financial statement reporting purposes over the four-year cliff vesting period of discretionary restricted stock awards made by the Compensation Committee for compensation expense incurred by the Company. Amounts were determined in accordance with FASB ASC 718 (Compensation – Stock Compensation), rather than as an amount paid to or realized. With respect to Mr. C.H. Lindner, Mr. S.C. Lindner, Mr. Consolino and Mr. Berding, amounts for 2016 and 2017 includes awards paid in Company common shares under the terminated Senior Executive Equity Bonus Plan.
(3)	Non-equity incentive plan compensation payments to all named executive officers include those made pursuant to the Annual Senior Executive Bonus Plan, a performance-based annual cash bonus plan. For Mr. C.H. Lindner, Mr. S.C. Lindner, Mr. Consolino and Mr. Berding, amounts for 2018 also include payments for the 2016-2018 three-year performance period under the Senior Executive LTIC which are further described in the Compensation Discussion and Analysis section beginning on page 22 of this proxy statement. For Ms. Gillis, the 2016 amount also includes include payments under subsidiary long-term plans which terminated in 2011 and 2012 (prior to Ms. Gillis becoming an executive officer of the Company) for which payouts are made over multiple years following plan termination.
(4)	See the All Other Compensation chart below which details the components of these amounts.
2019 Proxy Statement | Executive Compensation	34

All Other Compensation ($)—2018

Item	C.H. Lindner III (1)(2)	S.C. Lindner (1)(2)	J. E. Consolino (3)	J.B. Berding	M.A. Gillis	V.C. Peraino
Insurance (Auto/Home Executive Insurance Program)	403,472	488,088	34,557	30,495	11,222	12,315
Aircraft Usage	464,844	446,911	43,095	—	—	—
Annual RASP Contribution (4)	17,775	17,775	17,775	17,775	17,775	17,775
Annual Auxiliary RASP Contribution (4)	29,000	29,000	29,000	29,000	15,139	29,000
Other (5)	144,699	156,873	22,819	22,716	13,421	19,589
Total (2)	1,012,951	995,061	147,246	99,986	57,557	78,679
(1)	The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. This incremental cost valuation of aircraft use is different from the standard industry fare level valuation used to impute income to the executives for tax purposes.
(2)	All perquisites excluding aircraft, retirement plan and health savings account company match are limited to $500,000 for Mr. C.H. Lindner III and Mr. S.C. Lindner. For Mr. C.H. Lindner and Mr. S.C. Lindner, such perquisites totaled $546,839 and $643,586, respectively, and each reimbursed the Company for the excess of $46,839 and $143,586, respectively. Amounts shown for all items except “Total” do not give effect to any repayment, but the “Totals” for Mr. C.H. Lindner and Mr. S.C. Lindner have been reduced by the amounts reimbursed and the reduced amounts are set forth for 2018 in the “All Other Compensation” column for each of them.
(3)	Aircraft usage for Mr. Consolino relates solely to travel related to attending meetings of Boards of Directors, other than the Company, on which he served during 2018.
(4)	For information regarding the RASP and Auxiliary RASP, see “Compensation Discussion and Analysis—Retirement and Other Related Benefits” on page 33.
(5)	Includes group life insurance; car, parking and related expenses; business club dues; security services; and health savings account company match. Also includes estimated amounts for meals and entertainment and administrative and secretarial services.

Potential Payments upon Termination or Change in Control

As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change in control agreements with the Company. Except for the acceleration of vesting of awards under long-term incentive compensation plans and awards granted before 2016 under the Company’s shareholder-approved equity incentive plans upon a change in control, which acceleration applies to all holders of awards under such plans, no amounts become payable to the named executive officers under severance or change in control arrangements. Equity awards made beginning in 2016 are subject to a double trigger.

2019 Proxy Statement | Executive Compensation	35

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#) (1)	Closing Market Price on the Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Carl H. Lindner III	2/21/2018		—	—	—	13,295	112.72	1,498,612
	2/21/2018	(2)	0	2,062,500	2,821,875	—	—	—
	2/21/2018	(3)	—	2,500,000	5,000,000	—	—	—
S. Craig Lindner	2/21/2018		—	—	—	13,295	112.72	1,498,612
	2/21/2018	(2)	0	2,062,500	2,821,875	—	—	—
	2/21/2018	(3)	—	2,500,000	5,000,000	—	—	—
Joseph E. (Jeff) Consolino	2/21/2018		—	—	—	7,090	112.72	799,185
	2/21/2018	(2)	0	1,437,500	1,854,375	—	—	—
	2/21/2018	(3)	—	800,000	1,600,000	—	—	—
John B. Berding	2/21/2018		—	—	—	8,420	112.72	949,102
	2/21/2018	(2)	0	1,437,500	1,854,375	—	—	—
	2/21/2018	(3)	—	800,000	1,600,000	—	—	—
Michelle A. Gillis	2/21/2018		—	—	—	2,840	112.72	320,125
	2/21/2018		0	270,000	337,500	—	—	—
Vito C. Peraino	2/21/2018		—	—	—	5,320	112.72	599,670
	2/21/2018		0	600,000	750,000	—	—	—
(1)	These restricted shares were granted pursuant to the Company’s stock incentive plan and generally cliff-vest four years after the grant date. Holders of restricted shares generally have full voting and dividend rights on all restricted shares during the vesting period.
(2)	These represent awards under the Senior Executive Annual Bonus Plan. These amounts, to the extent earned for 2018 and paid in 2019, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2018 for financial statement reporting purposes.
(3)	These represent awards under the Senior Executive LTIC. Grants in 2018 cover a three-year performance period 2018-2020. One-half of award payment based on the Company’s growth in book value per share over the three years compared to plan companies, and one-half of award payment based on meeting or exceeding average annual core return on equity goals over the three-year period. Payments of awards, if any, will be made in early 2021.
2019 Proxy Statement | Executive Compensation	36

Outstanding Equity Awards at Fiscal Year-End

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Carl H. Lindner	02/23/2012	50,000		38.11	02/23/2022
	02/21/2013	50,000		44.01	02/21/2023
	02/24/2014	40,000	10,000	56.44	02/24/2024
	02/23/2015	30,000	20,000	63.15	02/23/2025	11,880	1,075,496
	02/23/2016					22,400	2,027,872
	02/22/2017					15,885	1,438,069
	02/21/2018					13,295	1,203,596
S. Craig Lindner	02/23/2012	50,000		38.11	02/23/2022
	02/21/2013	50,000		44.01	02/21/2023
	02/24/2014	40,000	10,000	56.44	02/24/2024
	02/23/2015	30,000	20,000	63.15	02/23/2025	11,880	1,075,496
	02/23/2016					22,400	2,027,872
	02/22/2017					15,885	1,438,069
	02/21/2018					13,295	1,203,596
Joseph E. (Jeff) Consolino	02/24/2014		5,000	56.44	02/24/2024
	02/23/2015		10,000	63.15	02/23/2025	5,940	537,748
	02/23/2016					11,200	1,013,936
	02/22/2017					8,475	767,242
	02/21/2018					7,090	641,858
John B. Berding	02/16/2011	24,588		34.34	02/16/2021
	02/23/2012	30,000		38.11	02/23/2022
	02/21/2013	30,000		44.01	02/21/2023
	02/24/2014	24,000	6,000	56.44	02/24/2024
	02/23/2015	18,000	12,000	63.15	02/23/2025	7,130	645,479
	02/23/2016					13,440	1,216,723
	02/22/2017					9,530	862,751
	02/21/2018					8,420	762,263
Michelle A. Gillis	02/16/2011	6,000		34.34	02/16/2021
	02/23/2012	6,000		38.11	02/23/2022
	03/12/2012	3,000		37.60	03/12/2022
	02/21/2013	9,000		44.01	02/21/2023
	02/24/2014	8,000	2,000	56.44	02/24/2024
	02/23/2015	6,000	4,000	63.15	02/23/2025	2,380	215,461
	02/23/2016					4,480	405,574
	02/22/2017					3,180	287,885
	02/21/2018					2,840	257,105
Vito C. Peraino	02/21/2013	4,000		44.01	02/21/2023
	02/24/2014	4,000	4,000	56.44	02/24/2024
	02/23/2015	4,000	8,000	63.15	02/23/2025	4,760	430,923
	02/23/2016					8,960	811,149
	02/22/2017					6,355	575,318
	02/21/2018					5,320	481,620
(1)	Represents employee stock options that become exercisable for 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or upon a change in control of the Company. The Company ceased granting stock options after the 2015 broad-based grant.
(2)	Represents restricted shares which generally cliff-vest four years following the award grant date.
2019 Proxy Statement | Executive Compensation	37

Option Exercises and Stock Vested

The table below shows the number of Company common shares acquired during 2018 upon the exercise of options and restricted share awards which vested in 2018.

Option Awards	Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Carl H. Lindner III	50,000	3,880,500	13,320	1,497,701
S. Craig Lindner	—	—	13,320	1,497,701
Joseph E. (Jeff) Consolino	60,000	3,532,900	6,660	748,850
John B. Berding	—	—	7,990	898,396
Michelle A. Gillis	4,500	367,470	2,670	300,215
Vito C. Peraino	51,000	3,248,100	5,330	599,305
(1)	The dollar value realized reflects the difference between the closing price of the Company common shares on the date of exercise and the stock option exercise price.
(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the Company common shares on the vesting date or, if not a business day, the next succeeding business day.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan (“RASP”) to have an additional benefit to the RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.

The table below discloses information on the nonqualified deferred compensation of the named executives in 2018, including the Auxiliary RASP for the 2018 plan year and the Deferred Compensation Plan.

Name	Executive contributions in last FY($)	Registrant contributions in last FY($) (1)	Aggregate earnings (loss) in last FY($) (2)	Aggregate withdrawals / distributions($)	Aggregate balances at last FYE($)
Carl H. Lindner III	—	29,000	(359,859)	—	3,613,686
S. Craig Lindner	—	29,000	(337,068)	—	3,967,662
Joseph E. (Jeff) Consolino	—	29,000	(8,872)	—	165,293
John B. Berding	—	29,000	(95,620)	—	1,706,000
Michelle A. Gillis	—	15,139	(5,354)	—	100,303
Vito C. Peraino	98,885	29,000	(87,087)	—	1,183,487
(1)	Represents Company contributions credited to participants’ Auxiliary RASP accounts which are included in the supplemental All Other Compensation table on page 35.
(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common shares, held by the plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Terry S. Jacobs (Chairman) William W. Verity Kenneth C. Ambrecht
2019 Proxy Statement | Executive Compensation	38

Director Compensation and Stock Ownership Guidelines

The Corporate Governance Committee reviews the structure and philosophy of our director compensation program annually during the second quarter. In May 2016, upon recommendation of management, the Company engaged Pearl Meyer to review the compensation paid to our non-employee directors. Pearl Meyer referred to the same compensation peer group companies utilized by the Compensation Committee in assessing compensation for named executive officers in performing its review to evaluate the competitiveness of non-employee director compensation.

Following Pearl Meyer’s review, effective July 1, 2016, the Board, upon the recommendation of the Corporate Governance Committee, approved changes to the compensation paid to non-employee directors. In order to align the director compensation elements with its peers, the Board eliminated meeting fees as an element of non-employee director compensation and replaced meeting fees with an increased annual retainer for all Board members. The Board retained a per-day offsite meeting fee, reasoning that offsite meetings generally require out of town travel and the entirety of the director’s time for each day of meetings.

The Board also revised the share ownership target for non-employee directors with the objective that all non-employee directors own, within five years after the later of receiving his or her first annual restricted stock award or the implementation of any increase in the share ownership target, at least five times the annual Board retainer.

Effective June 1, 2018, non-employee director compensation was as follows:

Compensation Element	Non-Employee Director Compensation ($) (1)
Board Member Annual Retainer	95,000
Audit Committee Chair Annual Retainer	35,000
Compensation and Corporate Governance Committee Chair Annual Retainer	15,000
Audit Committee Non-Chair Member Annual Retainer	15,000
Compensation and Corporate Governance Committee Non-Chair Member Annual Retainer	10,000
Attendance Fee per Day for Offsite Meetings	2,000
Annual Restricted Stock Award	140,000
(1)	Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The Company reimburses non-employee directors for travel and lodging expenses incurred in connection with meeting attendance. Committee chairs do not receive member retainers in addition to chair retainers.

The following table sets forth information concerning director compensation paid or, in the case of restricted share awards received, during 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Award ($) (1)	All Other Compensation ($)	Total ($)
Kenneth C. Ambrecht	128,500	139,906	—	268,406
Virginia “Gina” C. Drosos	121,500	139,906	—	261,406
James E. Evans (2)	108,500	139,906	355,214	603,620
Terry S. Jacobs	138,500	139,906	—	278,406
Gregory G. Joseph	143,500	139,906	—	283,406
William W. Verity	133,500	139,906	—	273,406
John I. Von Lehman	119,500	139,906	—	259,406
(1)	Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Non-Employee Director Compensation Plan. See “Security Ownership of Certain Beneficial Owners and Management” on page 12 for detail on beneficial ownership of AFG common shares by directors.
(2)	All Other Compensation consists of amounts paid to Mr. Evans under a consulting arrangement, as amended, entered into between the Company and Mr. Evans in connection with his transition from executive officer and employee of the Company to executive consultant. Under the arrangement, Mr. Evans received a consulting fee of $350,000 annually, parking and related expenses and compensation for his continued service as a director in accordance with the Company’s compensation policies for non-employee directors.
2019 Proxy Statement | Executive Compensation	39

Ratio of Co-CEO Total Pay to “Median Employee” Total Pay

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of the Co-CEOs. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules. This information should be read together with the “Compensation Discussion and Analysis” beginning on page 22.

AFG identified the “median employee” as of December 31, 2017. During 2018, there was no change in AFG’s employee population or employee compensation arrangements that AFG reasonably believes would result in a significant change to its pay ratio disclosure. Consequently, as permitted by SEC rules, AFG has utilized the same “median employee” for 2018.

AFG’s employee base may differ from other companies in the insurance and financial service industry. AFG owns hotel and other resort and hospitality properties as investments. While a disproportionate number of these over 600 employees are part-time employees, all are included in the total employee numbers. In addition, at December 31, 2017, AFG employed approximately 560 part-time seasonal insurance adjusters which are included in the total employee numbers, but all earned less from the Company than the median employee in 2017. Together, these represented almost 15% of AFG’s employees. As a result, the ratio set forth below may not be correlative to the ratio for other companies comparable in size, due to differences in operations, or industry.

AFG utilized the following methodology and the material assumptions, adjustments, and estimates:

•	As of December 31, 2017, our total employee population consisted of approximately 8,400 individuals working at our parent company and consolidated subsidiaries, with approximately 92% of these individuals located in the United States, approximately 3% located in Europe (primarily in the United Kingdom and Ireland), approximately 3% located in Mexico and less than 1% collectively located in Canada, Singapore and Australia.
•	As permitted by SEC rules, AFG excluded all employees (less than 1%) in Singapore (three employees) and Australia (77 employees).
•	For the remaining employees, AFG compiled total 2017 wages, tips, and other compensation from 2017 year-end tax reporting data. For amounts paid in foreign currencies, AFG converted 2017 wages based on the conversion rate on the last business day of 2017.
•	Using this data, AFG determined that its “median employee” as of December 31, 2017 was a full-time, salaried employee located in the United States.
•	AFG calculated the employee’s 2018 total compensation of $65,880 using the same methodology as used to determine the Co-CEOs total compensation as set forth in the Summary Compensation Table on page 34 of this proxy statement.
•	With respect to the 2018 total compensation of each Co-CEO, the Company used the amount reported in the “Total” column of the Summary Compensation Table on page 34 of this proxy statement.

The 2018 total compensation for the median employee (other than the Co-CEOs) was $65,880, and the 2018 total compensation of each Co-CEO is set forth under “Total Compensation” in the Summary Compensation Table on page 34.

Based on this information, the ratio of 2018 total compensation of each Co-CEO to the 2018 total compensation of the median employee was 155 to 1.

2019 Proxy Statement | Executive Compensation	40

Equity Compensation Plan Information

The following reflects certain information about common shares authorized for issuance at December 31, 2018 under equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	2,667,442	$48.20	3,720,512	(1)
Equity compensation plans not approved by security holders	—	—	320,412	(2)
Total	2,667,442	$48.20	4,040,924
(1)	Includes 2.76 million shares issuable under the Company’s equity incentive plans, 913,379 shares issuable under AFG’s Employee Stock Purchase Plan and 45,774 shares issuable under AFG’s Non-Employee Directors Compensation Plan.
(2)	Represents shares issuable under AFG’s Deferred Compensation Plan. For a description of this plan, see “Compensation Discussion and Analysis—Retirement and Other Related Benefits” on page 33.
2019 Proxy Statement | Executive Compensation	41

Other Matters

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a notice in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K. If you received a notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the notice will instruct you as to how you may access the proxy materials and cast your vote. If you received a notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the notice.

Shareholders also can elect to receive an email message that will provide a link to the proxy materials on the Internet. By opting to access your proxy materials via email, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their proxy materials via email this year. If you received a notice by mail and would like to receive your proxy materials via email, please follow the instructions included in the notice.

Copies of Annual Report on Form 10-K

The Company makes available on its website all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.AFGinc.com), click on “Investor Relations” on the home page and select “Financial Information & SEC Filings.” Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements and schedules, as filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Investor Relations
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202

Submitting Shareholder Proposals for the 2020 Annual Meeting of Shareholders

Under the rules and regulations of the SEC, any proposal which a shareholder of the Company intends to present at the annual meeting of shareholders to be held in 2020 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the one-year anniversary date of this year’s proxy statement, or December 6, 2019. Our Regulations, as they may be amended from time to time, may contain additional requirements for matters to be properly presented at annual meetings of shareholders.

The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting for which adequate notice has not been received. In order for a notice to be deemed adequate for the 2020 annual meeting, it must be received by February 20, 2020.

Shareholders wishing to nominate a director candidate must provide at least 90 and not more than 120 days prior written notice to the Secretary of the Company setting forth or accompanied by: (1) certain biographical, stock ownership and investment intent disclosures about the proposed nominee as set forth in the Regulations; (2) certain biographical, stock ownership and hedging or similar activity disclosures about the shareholder giving the notice and specified persons associated with such shareholder as set forth in the Regulations; (3) verification of the accuracy or completeness of any nomination information at the Company’s request; (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded; (5) a representation that the shareholder was a record holder of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to make the nomination; and (6) the consent of each such nominee to serve as director if elected.

2019 Proxy Statement | Other Matters	42

AMERICAN FINANCIAL GROUP, INC.
GREAT AMERICAN INSURANCE GROUP TOWER
301 EAST FOURTH STREET
CINCINNATI, OH 45202
ATTN: KARL J. GRAFE

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com/afg or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E60206-P20416 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR each of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Carl H. Lindner III
02) S. Craig Lindner
03) Kenneth C. Ambrecht
04) John B. Berding
05) Joseph E. (Jeff) Consolino
06) Virginia "Gina" C. Drosos
07) James E. Evans
08) Terry S. Jacobs
09) Gregory G. Joseph
10) Mary Beth Martin
11) William W. Verity
12) John I. Von Lehman

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee's appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2019.	☐	☐	☐
3. Advisory vote on compensation of named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes/comments, mark here. ☐
(see reference for instructions)

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com/afg.

E60207-P20416

AMERICAN FINANCIAL GROUP, INC.
Annual Meeting of Shareholders
May 22, 2019 11:00 A.M. Eastern Daylight Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Karl J. Grafe and Mark A. Weiss, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 22, 2019 at 11:00 A.M. Eastern Daylight Time, on the matters set forth on the reverse side (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR the election to the Board of Directors of all nominees under Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side